UNITED STATE
S
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement P
urs
uant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.
)

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PERDOCEO EDUCATION CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PERDOCEO EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2023

NOTICE AND PROXY STATEMENT

April 11, 2023

Dear Stockholder:

I cordially invite you to attend our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on May 25, 2023. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Perdoceo Education Corporation, 1750 E. Golf Road, Schaumburg, Illinois 60173. If you plan to attend the 2023 Annual Meeting, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet or by toll-free telephone call. If you received a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

We look forward to seeing you on May 25, 2023 and urge you to vote as soon as possible.

Sincerely,

Andrew H. Hurst President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF PERDOCEO EDUCATION CORPORATION

TO BE HELD ON MAY 25, 2023

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 25, 2023

Place:	Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173

To the Stockholders of Perdoceo Education Corporation:

We will hold our 2023 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Perdoceo Education Corporation;

(2)	To approve, by a non-binding advisory vote, executive compensation paid by Perdoceo Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)

To recommend, by a non-binding advisory vote, the frequency of holding future advisory votes to approve executive compensation paid by Perdoceo Education Corporation to its named executive officers, commonly referred to as a “Say-on-Frequency” proposal;

(4)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2023;

(5)	To approve an amendment to our Restated Certificate of Incorporation to limit the liability of certain officers of the Company; and

(6)	To consider any other business or matters that are properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 27, 2023, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson LLC, our proxy solicitation firm, toll-free at (866) 856-6388 if you have any questions regarding voting.

By order of the Board of Directors,

Greg E. Jansen
Corporate Secretary

Schaumburg, Illinois

April 11, 2023

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2023

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT

Perdoceo Education Corporation

1750 East Golf Road

Schaumburg, Illinois 60173

(847) 781-3600

INFORMATION ABOUT VOTING AND THE MEETING

Why did I receive these proxy materials?

Perdoceo Education Corporation (“Perdoceo,” the “Company,” “we,” “us” or “our”) is holding its 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting” or “Annual Meeting”) on May 25, 2023. You have received these materials in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2023 Annual Meeting and for any adjournment or postponement thereof.

You are invited to attend the 2023 Annual Meeting of Stockholders on May 25, 2023, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173. If you plan to attend the 2023 Annual Meeting, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870.

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we provide our stockholders with the choice of accessing the 2023 Annual Meeting proxy materials on the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our stockholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

This Proxy Statement and the enclosed proxy card are being made available to our stockholders on or about April 11, 2023 and we anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning on or about April 11, 2023.

Who is entitled to vote at the Annual Meeting?

Stockholders of Perdoceo, as recorded in our stock transfer records as of the close of business on March 27, 2023 (the “Record Date”), are entitled to vote at the 2023 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 67,472,750 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2023 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited. If you plan to attend the 2023 Annual Meeting, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2023 Annual Meeting. All electronic devices will need to be turned off during the 2023 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company provides the proxy materials directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the proxy materials and that stockholder of record’s voting instructions to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by following the instructions provided.

How do proxies work?

Our Board of Directors is asking you to appoint Greg E. Jansen and Jeff Wigfield as your proxy holders to vote your shares at the 2023 Annual Meeting. Mr. Jansen is the Company’s Senior Vice President, General Counsel and Corporate Secretary, and Mr. Wigfield Associate General Counsel and Assistant Corporate Secretary.

You may appoint these individuals by voting your shares by Internet or by toll-free telephone call, as described below. If you receive a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

Giving us your Internet or telephone vote (or signed proxy card or voting instruction form) means that you authorize Mr. Jansen and Mr. Wigfied to vote your shares at the 2023 Annual Meeting according to the voting directions you provide through the Internet or telephone voting procedures (or on the proxy card or voting instruction form).

You may vote for or against all, some or none of our director candidates. You may also (a) provide your advisory vote for or against approval of compensation paid by the Company to its named executive officers, commonly referred to as a “Say-on-Pay” proposal, (b) advisory vote regarding the frequency of future advisory votes to approve compensation paid by the Company to its named executive officers, commonly referred to as a “Say-on-Frequency” proposal, (c) vote for or against the ratification of the selection of the Company’s independent registered public accounting firm and (d) vote for or against the approval of an amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise through the Internet or telephone voting procedures (or on your proxy card or voting instruction form), you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2023 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the Annual Meeting by completing a ballot at the meeting or you can vote by proxy as follows:

By Internet:    The website for Internet voting is listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Internet voting allows you to confirm that your instructions have been followed.

By telephone:    Use the toll-free number listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By mail (if you receive a paper copy of the Proxy Statement):    Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

Internet and telephone voting procedures use a control number that appears on your Notice Regarding the Availability of Proxy Materials (or on your proxy card if you receive a paper copy of the Proxy Statement) to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by Internet or telephone, you do not need to sign and return the proxy card.

Each Internet or telephone vote and each executed and returned proxy card will be voted as directed. If you sign your proxy card and do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

Please contact our proxy solicitation firm, Georgeson LLC, toll-free at (866) 856-6388 if you have any questions regarding voting.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials and instructions from your stockbroker, bank or other firm that you must follow in order to have your shares voted.

You will not be able to vote in person at the 2023 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2023 Annual Meeting.

Stockholders are advised to provide their voting instructions promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2023 Annual Meeting. Broker non-votes are proxies received by Perdoceo from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2023 Annual Meeting is a majority of the voting power of shares of Perdoceo common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2023 Annual Meeting will tabulate the votes cast by proxy and in person at the 2023 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2023 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the non-binding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR ONE YEAR for the non-binding advisory vote to recommend the frequency of holding future advisory votes to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2023.

•	Vote FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast at the 2023 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and broker non-votes have no effect on the election of directors, because directors receiving a majority of votes cast will be elected at the 2023 Annual Meeting.

•

Advisory Vote on Executive Compensation:    Approval, by a non-binding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy and entitled to vote the subject matter at the 2023 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Advisory Vote on Frequency of Advisory Vote on Executive Compensation:    Generally, approval of any matter presented to stockholders requires the favorable vote of a majority of the shares of common stock present in person or by proxy and entitled to vote the subject matter at the 2023 Annual Meeting. However, because this vote is advisory and non-binding, if none of the frequency options (every one, two or three years) receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. In the case that one of the frequency options receives a majority of the votes cast, abstentions will be treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal, Broker non-votes will have no effect on the vote. If the vote is determined by a plurality of votes, abstentions and broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2023 requires the favorable vote of a majority of the shares of common stock present in person or by proxy and entitled to vote the subject matter at the 2023 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Grant Thornton LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

•

Amendment to Articles of Incorporation: Approval of the amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company requires the favorable vote of a majority of the outstanding shares of common stock. Abstentions and Broker non-votes will have the same effect as votes “AGAINST” this proposal. If approval for this proposal is not obtained, then the Certificate of Amendment will not be filed with the Delaware Secretary of State.

As provided by law, the advisory votes to approve executive compensation and to recommend the frequency of holding future advisory votes to approve executive compensation are non-binding. The Board will review and consider the results of the votes when determining executive compensation and the frequency of holding future advisory votes to approve executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2023 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2023 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	submit a revocation letter with a later date than your proxy card to Perdoceo’s Corporate Secretary; or

•	attend the 2023 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we do not know of any other matters to be presented for consideration at the 2023 Annual Meeting. If any other item or matter does properly come before the 2023 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the SEC.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2023 Annual Meeting, showing the address and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2023 Annual Meeting during ordinary business hours commencing May 20, 2023, and continuing through the date of the 2023 Annual Meeting at our principal offices, 1750 East Golf Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. If you or another stockholder of record at a single address wish to receive a separate Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials this year or in the future, or if you have not previously participated in householding but wish to opt in, you, he or she may do so. Please contact our Investor Relations support team at the Alpha IR Group at (312) 445-2870 or write to us at Investor Relations, Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

Perdoceo’s Annual Report on Form 10-K for the year ended December 31, 2022, containing financial and other information pertaining to our company, is being made available to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of the Board of Directors are:

Dennis H. Chookaszian	Kenda B. Gonzales	Patrick W. Gross
William D. Hansen	Andrew H. Hurst	Gregory L. Jackson
Thomas B. Lally Alan D. Wheat	Todd S. Nelson	Leslie T. Thornton

The Board of Directors met seven times in 2022. Each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of the committees on which he or she served during the period he or she served as a director or committee member.

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2023 Annual Meeting, absent unusual circumstances. The 2022 Annual Meeting of the Company’s stockholders was attended by all of the directors who served on the Board at the time of that meeting.

Board Leadership Structure

The Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation.

Thomas Lally served as Chairman of the Board from October 2015 to January 20, 2022. From 2015 through 2022, the Board affirmatively determined that Mr. Lally was an “independent director” under the Nasdaq listing standards. On January 20, 2022, Todd Nelson transitioned from his role as President and Chief Executive Officer of the Company to the role of Executive Chairman of the Board, and Mr. Lally was appointed by the Board to serve as the Lead Director. On February 21, 2023, Mr. Lally informed the Company that he will retire and not stand for re-election to the Board of Directors at the 2023 Annual Meeting. Mr. Lally will continue to serve as a director and Lead Director until the stockholders meeting. We thank him for his distinguished service to the Company.

The Corporate Governance Guidelines provide that in the event the position of Chairman of the Board is held by a director that is not independent, the independent directors of the Board of Directors will designate an independent director to serve as the Lead Director. The responsibilities of a Lead Director are to preside at all meetings of the Board at which the Chairman of the Board is not present, including serving as the chairperson of the Board’s executive sessions of independent directors; serve as a liaison between the Chief Executive Officer and independent directors; consult with, and provide input to, the Chairman of the Board regarding the agenda for Board meetings and meeting schedules; and otherwise perform duties as may be delegated by the Board to assist the Board in fulfilling its responsibilities. In addition, the Lead Director has the authority to call meetings of the independent directors and is responsible for conducting exit interviews with resigning executive officers and such other persons as the Board deems necessary or appropriate.

Risk Oversight

The Board of Directors as a whole oversees the Company’s risk management through both the Company’s enterprise risk management process and the internal audit function. While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees as described below under the heading “Committees of the Board of Directors.”

The Company has a long-standing Risk Committee which is currently comprised of the Executive Chairman, President and Chief Executive Officer (who serves as the chair), Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Internal Auditor, Risk & Insurance Program Manager, Senior Vice President—American InterContinental University System, Senior Vice President—Colorado Technical University, Chief Information Officer and Vice President—Human Resources. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports at least annually to the Compliance and Risk Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters, with quarterly reports on specific areas of focus by the Company and other risk management related topics.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Cybersecurity.    The Company focuses significant resources on protecting our technology infrastructure and the personal information therein regarding applicants, our students, their families, our alumni and our employees. The Compliance and Risk Committee oversees the Company’s management of cybersecurity risk. It reviews information security matters quarterly given their importance to the Company, and the full Board receives a report on cybersecurity matters at least annually. To bolster our internal efforts to mitigate the risks posed by cybersecurity incidents and cyber-attacks, the Company engages third party experts to perform periodic cyber assessments, including security assessments using the Center for Internet Security Controls cybersecurity framework. Additionally, the Company has an information security policy and requires annual information technology security awareness training by employees. The privacy of student records under the Family Educational Rights and Privacy Act of 1974 (FERPA) is addressed by our information security policy. Information technology employees are also required to acknowledge our IT employee code of conduct on an annual basis. The Company maintains a cybersecurity risk insurance policy as an additional element of our risk mitigation strategy.

Corporate Governance Guidelines and Ethics Codes

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.perdoceoed.com, in the Investor Relations section.

The Board of Directors has adopted a Code of Ethics for Executive Officers and Senior Financial Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer and principal financial and accounting officers. We have also adopted a Code of Business Conduct and Ethics (together with the Code of Ethics for Executive Officers and Senior Financial Officers, the “Codes”) to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also incorporates the Company’s Conflicts of Interest Policy, among other policies. Employees are required to complete an annual ethics training course. The Company’s EthicsMatters Hotline provides for anonymous reporting of suspected violations of these Codes, and retaliation against anyone who in good faith reports a concern or cooperates with an investigation is a violation of the Code of Business Conduct and Ethics and will not be tolerated. These Codes are available on our website at www.perdoceoed.com in the Investor Relations section. Any amendments to these Codes will be promptly posted on our website. The Board of Directors must approve any waiver of one or more provisions of these Codes for executive officers or directors. Any waiver approved by the Board will be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and Nasdaq.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related person transactions as defined under applicable SEC regulations. Related persons include anyone who is or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, or any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, stepparents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if such transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. Various policies and procedures require disclosure of and assistance with monitoring for transactions or relationships that may constitute potential related person transactions. The Company’s Code of Business Conduct and Ethics and the Code of Ethics for Executive Officers and Senior Financial Officers discussed above under the heading “Corporate Governance Guidelines and Ethics Codes” require disclosure of potential conflicts of interest. The Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of these Codes supports our monitoring procedures. Directors and executive officers are also required to disclose potential and existing related person transactions when completing annual questionnaires. Corporate legal and accounting staff members also review non-employment related payments to any director or executive officer or any entity that has been identified as a potential affiliate of a director or executive officer.

Based on these reviews, there have been no related person transactions that would require disclosure in this Proxy Statement, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Responsibility

We are committed to meeting the needs of our students and conducting our business in ways that are responsible for the environment, the community and our stakeholders without compromising the ability of future generations to meet their own needs. We also recognize the importance of holistic social policies and practices in encouraging and equipping employees to be effective contributors within our organization and the surrounding communities.

We believe education can help students pursue their goals and provide opportunities to achieve a more sustainable world. We strive to address ongoing environmental concerns, implement responsible social practices and effectively manage sustainability risks and opportunities in order to promote long-term sustainable growth. With a deliberate focus and commitment to the engagement of our employees and educational institutions, we strive to fulfill our mission to serve as an innovator in higher education and to operate our business in a way that respects our students, employees, the community and the planet. The Sustainability section of our website at www.perdoceoed.com highlights some of our responsible environmental practices, our values, our tuition assistance program that supports the professional development of our employees and their dependents, our support of community involvement by providing our eligible employees with paid volunteer time off, the importance of diversity and inclusion and our scholarship funds to benefit our students. Nothing on our website, including our Sustainability page, shall be incorporated by reference into this Proxy Statement.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Compliance and Risk Committee and Nominating and Governance Committee (each, a “Committee”), each composed entirely of directors who are “independent,” as defined in the Nasdaq listing standards. Each Committee has a written charter that is posted on our website, www.perdoceoed.com, in the Investor Relations section. Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter. In 2022, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Compliance and Risk Committee held four meetings, and the Nominating and Governance Committee held four meetings.

The Board determines Committee assignments annually following the election of directors at the Annual Meeting of Stockholders and at other times as circumstances warrant, in each case upon the recommendation of the Nominating and Governance Committee. The current Committee assignments of the independent directors are shown in the table below.

Director	Audit	Compensation	Compliance and Risk	Nominating and Governance
Dennis H. Chookaszian	X		X	X
Kenda B. Gonzales	X (Chairperson)		X
Patrick W. Gross	X	X	X (Chairperson)
William D. Hansen		X (Chairperson)		X
Gregory L. Jackson		X		X
Thomas B. Lally (1)
Leslie T. Thornton	X		X	X (Chairperson)
Alan D. Wheat		X		X

(1)

In 2022, Mr. Lally was Chairman of the Board until he became Lead Director of the Board on January 20, 2022. On February 21, 2023, Mr. Lally informed the Company that he will retire and not stand for re-election to the Board at the 2023 Annual Meeting. Mr. Lally will continue to serve as a director and Lead Director until the 2023 Annual Meeting.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

•	Reviews, approves or ratifies any transactions with related persons required to be reported in the Company’s periodic reports with the SEC.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with Perdoceo that might affect their independence from Perdoceo, the Board of Directors determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the Nasdaq listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian and Ms. Gonzales each qualify as an audit committee financial expert under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•	Establishes and reviews the overall compensation philosophy of the Company.

•

Reviews and approves the corporate goals and objectives relevant to Chief Executive Officer and Executive Chairman compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; determines the Chief Executive Officer’s and the Executive Chairman’s compensation level based on this evaluation; and presents this assessment and determination to the full Board for ratification.

•	Reviews and approves the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer and the Executive Chairman.

•	Administers the Company’s incentive compensation plans.

•

Approves and evaluates all compensation plans, policies and programs as they affect the executive officers, except for broad-based welfare, retirement and other benefit plans, policies and programs applicable to employees generally (the responsibility for which has been delegated to the Company’s Employee Benefits Committee).

•	Periodically reviews the Company’s strategies and initiatives related to the attraction, development and retention of human capital necessary to meet the Company’s needs.

See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Audit-Related Matters—Report of the Compensation Committee of the Board of Directors” below.

The Compensation Committee is composed solely of directors who meet all of the independence standards for compensation committee members as set forth in the Exchange Act and Nasdaq listing standards. After reviewing any relationships the Compensation Committee members have with Perdoceo that might affect their independence from Perdoceo, the Board of Directors has determined that all current members of the Compensation Committee are “independent” as that concept is defined by Rule 10C-1 under the Exchange Act and as defined in the Nasdaq listing standards.

Delegation of Authority.    The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

Pursuant to the Company’s Amended and Restated 2016 Incentive Compensation Plan (the “2016 Plan”) and guidelines and procedures adopted thereunder, the Compensation Committee has delegated authority to our President and Chief Executive Officer to make equity awards to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 50,000 shares or a total value of $100,000.

The Compensation Committee and the Board also have established an Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Internal Revenue Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of the Chief Financial Officer, General Counsel, Senior Vice President – American InterContinental University System, Senior Vice President – Colorado Technical University, Chief Employee Benefits Officer and any other members from time to time appointed by the Board. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officers and Management.    The Chief Financial Officer, General Counsel and the Company’s designated executive compensation representative generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives and to provide the Compensation Committee with information such as each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer and Executive Chairman generally attend the meetings of the Compensation Committee (except for its executive sessions without management present) and submit recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding themselves. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers, which he does in consultation with the Human Resources department.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest.    As further described below in “Executive Officers and Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee retained Pay Governance LLC (“Pay Governance”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters for 2022 executive compensation. Pay Governance advised the Compensation Committee on compensation trends and practices, prepared competitive market reviews on executive compensation levels, provided analyses and data compilations regarding executive compensation and advised on executive pay recommendations for our executive officers. A representative of Pay Governance attends most meetings of the Compensation Committee, including certain executive sessions without management present.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2022, Pay Governance did not provide any services to the Company beyond its role as independent consultant to the Compensation Committee. Based on the above analysis, the Compensation Committee determined that the work of Pay Governance as compensation consultant to the Committee for 2022 executive compensation did not raise any conflict of interest.

Compliance and Risk Committee

The Compliance and Risk Committee, among other of its responsibilities:

•	Reviews significant compliance and risk areas and the steps the Company has taken to monitor, control and report these exposures.

•	Monitors the effectiveness of, and recommends improvements to, the Company’s compliance and risk programs.

•

Reviews and approves the Company’s compliance and risk governance structure, including the enterprise risk management and information security frameworks, key risk policies and critical risk tolerance adopted by the Company.

•	Reviews and monitors Company policies and frameworks pertaining to information security and cyber threats.

•	Reviews the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters.

•	Monitors compliance with the Company’s codes of conduct and ethics.

•	Monitors procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

The Compliance and Risk Committee works closely with other Committees to ensure related matters are addressed in the appropriate Committee.

Nominating and Governance Committee

The Nominating and Governance Committee, among other of its responsibilities:

•	Identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines.

•	Reviews the size and structure of the Board, including the independence of the directors.

•	Recommends the membership of Committees to the Board.

•	Monitors and identifies best practices in corporate governance and recommends, to the extent required or considered desirable, corporate governance principles to the Board.

•	Reviews potential conflicts of interest of prospective Board members.

•	Reviews and recommends to the Board the compensation and benefits of directors, taking into consideration the director compensation goals included in the Corporate Governance Guidelines.

•	Oversees the evaluation of the Board and each Committee, including through coordinating annual Board self-assessments and evaluations.

Director Selection Process

Director Independence

Our Corporate Governance Guidelines and Nominating and Governance Committee charter require that at least two-thirds of the Board consist of non-employee independent directors as defined under Nasdaq’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Seventh Amended and Restated By-Laws address the director nominee selection process, and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Other Information—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee, the Board or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in Nasdaq’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills, and the extent to which the candidate would fill a present need for the Board.

In addition, while the Nominating and Governance Committee does not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees or directors, the Nominating and Governance Committee considers factors such as diversity when evaluating directors and director candidates, with diversity being broadly understood by the Nominating and Governance Committee to mean a variety of backgrounds, qualifications, and personal characteristics. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, Internet and digital media, accounting, finance, and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates. Set forth below is the board diversity matrix required by the Nasdaq listing standards.

Board Diversity Matrix (as of March 27, 2023)
Total Number of Directors	10
	Female	Male
Gender Identity
Directors	2	8
Demographic Background
African American or Black	1	1
White	1	7

In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Committee meetings. The Nominating and Governance Committee generally seeks to have a range of tenures on the Board so that there is a mix of new and longer-term directors to provide a balance of perspectives.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with regulatory and economic uncertainties. The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies in “Items to be Voted On—Proposal 1: Election of Directors” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs. We operate in a highly regulated industry, which has significant impacts on our business and creates risks and uncertainties. In recent years, there has been substantial focus by various members of the U.S. Congress and federal agencies, including the Department of Education (the “Department”), the Consumer Financial Protection Bureau (the “CFPB”) and the Federal Trade Commission (the “FTC”), on the role that for-profit educational institutions play in higher education. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company’s academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. Our accredited institutions—Colorado Technical University (“CTU”) and the American InterContinental University System (“AIUS”)—provide degree programs from associate through doctoral level as well as non-degree professional development and continuing education offerings. Directors with experience in strategic planning help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our institutions; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual business plan and longer-term strategic plan. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state, and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders, and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Digital Business and Information Technology.    The Company delivers online education through its online programs and campuses and has implemented the use of sophisticated personalized learning technologies. The

Company continues to invest in its methods for delivering online education, as it seeks to differentiate its institutions through its information technology architecture. Directors with experience working with information technology-intensive businesses assist the Board in overseeing the Company’s information system initiatives, including the development of online programs, and understanding the strengths and risks related to the Company’s online programs and technology infrastructure.

Cybersecurity.    In the course of its business, the Company collects and stores sensitive data, including proprietary information and personally identifiable information of our students, employees, and business partners in our data centers and on our networks. The continued occurrence of high-profile data breaches in the market generally provides evidence of the serious threats to information security, and, in this regard, the Company’s networks are vulnerable to unauthorized access and security threats. Directors with experience in cybersecurity assist the Board in developing strategies and processes for protecting against and, in the event our networks become compromised, responding to and remediating information security breaches.

Board Skills Matrix

The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Items to be Voted On—Proposal 1: Election of Directors” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Required Expertise	Board of Directors (as of March 27, 2023)
	Dennis Chookaszian	Kenda Gonzales	Patrick Gross	William Hansen	Andrew Hurst	Gregory Jackson	Thomas Lally	Todd Nelson	Leslie Thornton	Alan Wheat
Educational Services and Related Legal and Regulatory Experience		x		x	x	x	x	x	x	x
Strategic Planning and Growth Initiatives	x	x	x	x		x	x	x
Investment Management and Other Financial Expertise	x	x	x	x		x	x
Marketing	x		x
Governance	x		x	x			x		x
Digital Business and Information Technology	x		x
Cybersecurity	x		x						x

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to the Investor Relations section of our website, www.perdoceoed.com, under the caption “Corporate Governance” for any changes in this process.

DIRECTOR COMPENSATION

For 2022, each independent director other than the Chairman of the Board received an annual retainer of $80,000 and the independent Chairman of the Board, who transitioned to Lead Director in 2022, received an annual retainer of $130,000, payable in quarterly installments. In addition, each independent director who serves as a Board Committee chairperson also receives an additional annual retainer of $15,000, payable in quarterly installments. An individual meeting fee of $1,500 is paid to the independent directors, including an independent Chairman of the Board with respect to meetings of the full Board, for each Board and Committee meeting commencing with the 18th such Board or 18th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 18 or more meetings during the calendar year, or (2) equity awards (described below).

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities, including attendance at one director education program each year. We do not believe the reimbursement of expenses related to attendance at such director education programs to be perquisites as directors are expected to attend such programs, which are integrally and directly related to their service as directors.

In addition, under the director compensation program, each independent director received an annual grant of restricted stock units under the 2016 Plan on the date of our 2022 Annual Meeting of Stockholders with a $100,000 target value at grant, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. For the 2022-2023 director term, each independent director elected at the 2022 Annual Meeting was granted 9,050 restricted stock units, with each unit representing the contingent right to receive one share of Company common stock on June 14, 2023, subject to continued Board service through the 2023 Annual Meeting of Stockholders.

The Nominating and Governance Committee has the responsibility to review independent director compensation on a periodic basis and to recommend changes to the Board of Directors.

Todd Nelson and Andrew Hurst are employee directors and therefore do not receive any additional compensation as members of the Board. The compensation of Mr. Nelson and Mr. Hurst for 2022 is addressed under the headings “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “Executive Officers and Executive Compensation—Compensation Tables.”

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our independent directors for the year ended December 31, 2022 is shown in the table below.

2022 Director Compensation

Name	Fees Earned in Cash		Stock Awards(1)	Total
Dennis H. Chookaszian (2)	$80,000		$96,926	$176,926
Kenda B. Gonzales (3)	$95,000		$96,926	$191,926
Patrick W. Gross (4)	$95,000		$96,926	$191,926
William D. Hansen (5)	$95,000		$96,926	$191,926
Gregory L. Jackson (6)	$80,000		$96,926	$176,926
Thomas B. Lally (7)(10)	$130,000	(11)	$96,926	$226,926
Leslie T. Thornton (8)	$95,000		$96,926	$191,926
Alan D. Wheat (9)	$80,000		$96,926	$176,926

(1)

Stock Awards represent time-based, stock - settled restricted stock units. Amounts were calculated as the aggregate grant date fair value, excluding the effect of estimated forfeitures, and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (“FASB ASC 718”). See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions used in the valuation of our equity awards.

(2)

As of December 31, 2022, Mr. Chookaszian held options to purchase 89,075 shares of Company common stock, 9,050 restricted stock units and 14,619 deferred stock units. The deferred stock units are vested and represent the right to receive one share of the Company’s common stock upon termination of service to the Company.

(3)	Chairperson of the Audit Committee. As of December 31, 2022, Ms. Gonzales held options to purchase 34,590 shares of Company common stock and 9,050 restricted stock units.

(4)

Chairperson of the Compliance and Risk Committee. As of December 31, 2022, Mr. Gross held options to purchase 89,075 shares of Company common stock, 9,050 restricted stock units and 14,619 deferred stock units. The deferred stock units are vested and represent the right to receive one share of the Company’s common stock upon termination of service to the Company.

(5)	Chairperson of the Compensation Committee. As of December 31, 2022, Mr. Hansen held options to purchase 19,179 shares of Company common stock and 9,050 restricted stock units.

(6)

As of December 31, 2022, Mr. Jackson held options to purchase 89,075 shares of Company common stock, 9,050 restricted stock units and 14,619 deferred stock units. The deferred stock units are vested and represent the right to receive one share of the Company’s common stock upon termination of service to the Company.

(7)

Chairman of the Board until January 20, 2022. Lead Director since January 20, 2022. As of December 31, 2022, Mr. Lally held options to purchase 25,282 shares of Company common stock, 9,050 restricted stock units and 14,619 deferred stock units. The deferred stock units are vested and represent the right to receive one share of the Company’s common stock upon termination of service to the Company.

(8)

Chairperson of the Nominating and Governance Committee. As of December 31, 2022, Ms. Thornton held options to purchase 89,075 shares of Company common stock, 9,050 restricted stock units and 14,619 deferred stock units. The deferred stock units are vested and represent the right to receive one share of the Company’s common stock upon termination of service to the Company.

(9)	As of December 31, 2022, Mr. Wheat held 9,050 restricted stock units.

(10)

On February 21, 2023, Mr. Lally informed the Company that he will retire and not stand for re-election to the Board of Directors at the Company’s annual stockholders meeting. Mr. Lally will continue to serve as a director and Lead Director until the stockholders meeting.

(11)

On January 20, 2022, Mr. Nelson was appointed Executive Chairman and Mr. Lally was appointed Lead Director. Based on the recommendation of the Nominating and Governance and the Compensation Committees, the annual retainer for Mr. Lally as the Lead Director was set at $130,000.

Stock Ownership Guidelines

The Board of Directors expects independent directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. Accordingly, the Company maintains stock ownership guidelines that apply to our executive officers and independent directors. On March 7, 2023, the Compensation Committee approved the Company’s Amended and Restated Stock Ownership Guidelines (the “Guidelines”). Under the Guidelines, the independent director ownership target is set at three times the base cash annual retainer for independent directors (excluding any additional retainer amounts for Committee or Chairperson service). There is no specific period of time under the guidelines by which independent directors are required to achieve their ownership target; however, the Board expects each independent director to make continuous progress toward his or her ownership target and retain at least 75% of the “net shares” from equity awards received until such director’s ownership target has been achieved. As of the 2022 annual valuation under the Guidelines, all independent directors at that time were in compliance with the retention requirements and the majority had attained the applicable ownership guideline. See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis—VI. Corporate Governance Matters—Stock Ownership Guidelines” for further information regarding these stock ownership guidelines.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Set forth below is a table identifying our executive officers on March 27, 2023 and their biographies are provided below, except for Todd S. Nelson, Executive Chairman, and Andrew H. Hurst, President and Chief Executive Officer, whose biographies can be found in “Matters to be Voted On—Proposal 1: Election of Directors.”

Name	Age	Position
Elise L. Baskel	45	Senior Vice President—Colorado Technical University

David C. Czeszewski	59	Senior Vice President and Chief Information Officer

Ashish R. Ghia	46	Senior Vice President and Chief Financial Officer and Treasurer

Greg E. Jansen	48	Senior Vice President, General Counsel and Corporate Secretary

John R. Kline	60	Senior Vice President—American InterContinental University System

Michele A. Peppers	47	Vice President—Accounting and Reporting

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Perdoceo.

Elise L. Baskel was appointed Senior Vice President – Colorado Technical University effective January 20, 2022, after serving the Company as Chief Operating Officer of Colorado Technical University since 2019. Ms. Baskel joined the Company in 2010 and has served in various positions of increasing responsibility, including Vice President of University Strategy and Operations from 2016 to 2019. Before joining the Company, Ms. Baskel was a Project Director at Insight to Action, a business growth consulting firm, from 2008 to 2010, leading teams conducting research for various companies in the food and beverage industry. From 2005 to 2007, Ms. Baskel served as Brand Manager for Sara Lee, a bread and dessert company, and from 2000 to 2005 she worked as an Engagement Manager for Prophet, a global brand consulting firm. Ms. Baskel received a Bachelor of Science degree in business administration from the University of Illinois at Urbana-Champaign and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

David C. Czeszewski joined the Company in 2001 and currently serves as Senior Vice President and Chief Information Officer. Prior to being appointed Interim Chief Information Officer in 2013, Mr. Czeszewski served as Chief Technology Infrastructure Officer managing the enterprise technology infrastructure and service management functions. He previously served as Chief Information Officer for the Company’s then Online Education Group from 2005 to 2006. Mr. Czeszewski has also held roles such as Vice President of Strategic Development, overseeing Internet development with a special focus on admissions effectiveness, and Director of Project Office/Major Projects, overseeing the enterprise upgrade of a student administration system at each of the Company’s campuses, the centralization of a datacenter and the creation of a new wide-area network. Prior to joining the Company, Mr. Czeszewski was Vice President of Product Development for Commerx, Inc., a provider and operator of eBusiness networks enabling companies and their trading companies to optimize supply chains. He has worked in the technology field since 1986, serving in the consumer electronics, financial services, software product development, and postsecondary education industries. Mr. Czeszewski received a Bachelor of Arts degree in business and computer studies from Lake Forest College and a Master of Business Administration from Dominican University.

Ashish R. Ghia was appointed Senior Vice President and Chief Financial Officer effective March 1, 2018, after serving as Interim Chief Financial Officer since September 21, 2017, and was appointed Treasurer effctive December 27, 2021. Mr. Ghia joined the Company in June 2008 and has served in various financial planning and analysis roles of increasing responsibility, including as Vice President Finance since February 2016 and Vice President Financial Planning & Analysis from October 2012 through January 2016. Mr. Ghia has also served as Assistant Treasurer of the Company since August 2016. Prior to joining the Company, he was a Business Finance Manager with Sears Holdings Corporation from 2006 to 2008, and also held associate positions with PricewaterhouseCoopers LLP and Ernst & Young. Mr. Ghia holds a Bachelor of Commerce degree in financial accounting and audit from the University of Mumbai and a Master of Business Administration from Georgia State University and is a certified public accountant.

Greg E. Jansen was appointed Senior Vice President, General Counsel and Corporate Secretary effective March 16, 2022. Mr. Jansen joined the Company in 2005 as an Associate General Counsel, and served as Vice President and Deputy General Counsel from 2011 until his appointment as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Jansen worked at the law firm of Katten Muchin Rosenman in its corporate group, primarily working on general corporate, securities, private equity and merger and acquisition matters. Mr. Jansen received his Bachelor of Arts degree from Illinois Wesleyan University and a law degree from the University of Minnesota Law School.

John R. Kline joined the Company in October 2015 as Senior Vice President—American InterContinental University. Reflecting AIU’s implementation of a university system, Mr. Kline currently serves as Senior Vice President—American InterContinental University System. Mr. Kline also serves as President of the American InterContinental University System. Prior to joining the Company, Mr. Kline served in executive leadership roles at several large education companies in the United States. He served as Senior Vice President of Operations of Education Management Corporation (“EDMC”) from July 2011 to December 2013, where he also served as President of EDMC’s Online Higher Education Division from July 2009 to January 2013 and as Senior Vice President of Student Acquisition and Retention from April 2009 to July 2009. Prior to his service at EDMC, from October 2007 to April 2009 Mr. Kline was the Chief Executive Officer of Nelnet Enrollment Solutions (“Nelnet”), which provided solutions to higher education institutions in the area of marketing, recruiting and retention of high quality students. Prior to his service at Nelnet, Mr. Kline held several roles of increasing responsibility at the University of Phoenix and Apollo Group Inc. (now known as Apollo Education Group, Inc.) from 1996 to 2007, including serving as the Chief Administrative Officer from February 2006 to October 2007. Mr. Kline received a Bachelor of Science degree in accounting from Arizona State University.

Michele A. Peppers has served as the Company’s principal accounting officer since April 2015. Ms. Peppers has served in the Company’s finance department since 2004 in various roles of increasing responsibility. She has served in her current role of Vice President—Accounting and Reporting, since October 2014 and her prior positions with the Company have included Vice President and Assistant Controller from November 2012 to October 2014 and Director of Financial Reporting from March 2009 to November 2012, as well as various other roles with increasing responsibility within the Accounting department since joining the Company in April 2004. Prior to joining the Company, she worked as an Accounting Manager for RJ Nelson Enterprises, an owner/operator of restaurants. Ms. Peppers received a Bachelor of Science degree in accounting from the University of Illinois at Chicago and is a certified public accountant.

Compensation Discussion and Analysis

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors (the “Compensation Committee”) oversees the design and administration of executive compensation programs and how and why the Compensation Committee made its compensation decisions relating to 2022 compensation for executive officers, including the named executive officers. For 2022, our named executive officers were:

Name	Current Title	Tenure in Role
Todd S. Nelson	Executive Chairman President and Chief Executive Officer	January 20, 2022—Present August 12, 2015—January 19, 2022
Andrew H. Hurst	President and Chief Executive Officer Senior Vice President, Colorado Technical University	January 20, 2022—Present October 19, 2015—January 19, 2022
Ashish R. Ghia	Senior Vice President and Chief Financial Officer and Treasurer	March 1, 2018—Present
John R. Kline	Senior Vice President, American InterContinental University System	October 19, 2015—Present
Elise L. Baskel	Senior Vice President, Colorado Technical University	January 20, 2022—Present
Greg E. Jansen	Senior Vice President, General Counsel and Corporate Secretary	March 16, 2022—Present

This discussion is divided into the following sections:

I.	Executive Overview

II.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

III.	Competitive Positioning

IV.	2022 Compensation Decisions

V.	2023 Compensation Changes

VI.	Other Compensation and Benefits

VII.	Corporate Governance Matters

VIII.	Regulatory Considerations

I. Executive Overview

Business Update

Perdoceo’s accredited academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. The Company’s academic institutions – Colorado Technical University (“CTU”) and the American InterContinental University System (“AIUS” or “AIU System”) – provide degree programs from the associate through doctoral level as well as non-degree seeking and professional development programs. Our academic institutions offer students industry-relevant and career-focused academic programs that are designed to meet the educational needs of today’s busy adults. CTU and AIUS continue to show innovation in higher education, advancing personalized learning technologies like their intellipath® learning platform and using data analytics and technology to serve and educate students while enhancing overall learning and academic experiences. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

For-profit postsecondary education is a highly regulated industry, which has significant impacts on our business and creates risks and uncertainties. In recent years, Congress, the Department, states, accrediting agencies, the CFPB, the FTC, state attorneys general and the media have all scrutinized the for-profit postsecondary education sector. Congressional hearings and roundtable discussions were held regarding various aspects of the education industry, including issues surrounding student debt as well as publicly reported student outcomes that may be used as part of an institution’s recruiting and admissions practices, and reports were issued that are highly critical of for-profit colleges and universities. A group of U.S. senators, consumer advocacy groups and some media outlets have strongly and repeatedly encouraged the Department, the Department of Defense and the Department of Veteran Affairs and its state approving agencies to take action to limit or terminate the participation of institutions such as ours in existing tuition assistance programs. In addition, targeted loan relief to student borrowers is a stated priority for the Department, and consumer advocacy groups and others are focusing their lobbying and other efforts relating to student debt forgiveness on for-profit colleges and universities, encouraging loan discharge applications and complaints by former students. The current administration is pursuing significant regulatory and administrative actions that will affect our business.

During the year ended December 31, 2022, we continued to focus on our primary objectives of enhancing student experiences, retention and academic outcomes. We experienced meaningful improvements in student retention and engagement as we progressed through the current year. Additionally, changes we made to our marketing processes positively impacted student retention and engagement, particularly in the second half of the year. Some business highlights from 2022 include:

•

Revenue for the year ended December 31, 2022 increased by 0.3% or $2.2 million as compared to the prior year, reflecting increases in revenue at CTU of 2.7% or $11.1 million mostly offset with a decrease for AIUS of 3.1% or $8.9 million. The increase in revenue for the current year was primarily driven by the academic calendar redesign at both CTU and AIUS as well as the acquisitions completed in the current year and prior year that were not part of the full comparative prior year period.

•

Operating income for the current year decreased to $129.6 million as compared to operating income of $149.0 million in the prior year. The decrease in operating income for the current year was primarily due to certain one-time investments at our academic institutions within human capital and marketing expenses as well as increased amortization expense related to acquisitions as compared to the prior year.

•

Total student enrollments decreased 3.0% at December 31, 2022 as compared to December 31, 2021, with AIUS’ decrease of 10.8% partially offset with an increase of 2.0% at CTU. CTU’s increase in total student enrollments was driven by student enrollments resulting from our corporate partnership program. The rate of decrease in AIUS’ total student enrollments moderated during the second half of 2022 as compared to the first half. Improvements experienced in student retention and engagement, partially due to a positive impact from student loan initiatives implemented by the current administration, benefited total student enrollments at both of our academic institutions as of December 31, 2022.

•

We completed two acquisitions in the second half of the year which expand the depth and breadth of our educational offerings at our academic institutions and adds diversification to such offerings by increasing the portion of our students who do not rely on Title IV Programs.

•

During 2022 we further increased the size of our corporate partnership team and they are successfully engaging with employers to leverage their tuition assistance programs and provide a debt-free education to their employees. In general, these partnerships take time to develop, and students are awarded higher tuition grants from the university to offset their tuition costs, resulting in lower revenue per student in any given period. However, we believe students participating in these programs typically experience higher retention over the course of their program, have better academic outcomes, graduate with no debt and ultimately may lead to a higher life time value per student.

•

We believe investments in technology positively impact student experiences and academic outcomes. During the current year, we made necessary investments to upgrade our student-serving systems and continued to leverage data analytics and machine learning to strive to provide current and prospective students with a more targeted, relevant and meaningful experience throughout their academic journey from admissions and enrollment, to classroom learning and interaction and ultimately through graduation. We continued updating our mobile applications during 2022 and have further optimized our chatbots at both our academic institutions, which lend support to a more efficient, effective and round the clock engagement with students.

2022 Compensation Highlights

The above business update provides context for these 2022 compensation highlights:

•

Our previous Chief Executive Officer was appointed as Executive Chairman and our previous Senior Vice President – Colorado Technical University was appointed as President and Chief Executive Officer. In connection with the transition, the compensation arrangements for both executives were revised.

•

We increased the base salary for our Chief Financial Officer by 6%, and increased his long term incentive award target value from 125% to 140%, given his competitive positioning within the for-profit postsecondary education industry, individual contributions and overall company performance.

•

The long-term incentive award mix for the named executive officers was changed from 70% performance-based awards and 30% time-based awards to 50% performance-based awards and 50% time-based to align with market practice.

•

The performance-based awards granted in 2022 provide that overachievement of the two-year adjusted EBITDA performance measure can result in up to a 200% payout if the third-year threshold level of adjusted EBITDA performance is achieved.

•	The design of our 2022 compensation programs were otherwise consistent with 2021.

•	Our annual incentive plan (AIP) paid out at 200% of target award opportunities for our named executive officers based on overachievement of our financial objectives.

•

The performance-based restricted stock units awarded in 2020 vested in March 2023 at the 100% target level because the defined adjusted EBITDA performance goal for 2020-2021 and the adjusted EBITDA performance goal for 2022 were both achieved.

Compensation Philosophy and Pay for Performance Objective

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance as measured against pre-defined objectives. Accordingly, the Compensation Committee has designed the executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly sized companies with similar complexity.

•	To reward executives for strong financial and operational performance by linking compensation to actual business results.

•	To differentiate and reward individual performance in the context of Company performance.

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership.

•	To encourage long-term commitment to the Company with multi-year vesting periods.

Pay Mix. Excellent performance and focused execution of our strategic objectives by our named executive officers is essential to achieving our strategic goals and increasing stockholder value. Our compensation programs are therefore structured so that a significant portion of executive pay is at risk. At risk pay is directly linked to our progress against our goals, the value we bring to our stockholders or our performance in relation to the performance of our peers.

2022 Compensation Component	Base Salary	Annual Incentive (AIP)	Long-Term Incentive

Type	Cash	Cash	Performance-Based Restricted Stock Units – 50%	Restricted Stock Units – 50%
Performance Link and/or Key Feature	Fixed, based on peer companies and third-party survey data	80% based on company- wide adjusted EBITDA financial performance measure, 20% based on individual performance, with a 200% payout cap

Performance-based restricted stock units settled in stock that cliff vest after three years with the level of vesting between 0% and 200% based on a two-year defined adjusted EBITDA performance measure; further, the level of vesting will be reduced by 50% if the adjusted EBITDA performance for the third year does not satisfy a minimum threshold level of performance which was established to reduce the level of vesting in the event of a fundamental decline in Company performance in the third year

Value depends on future stock price Vests annually in four equal installments
	Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security	Aligns executives in achieving short-term business objectives through Company financial performance results and individual performance goals	Aligns executives’ interests with long-term interests of our stockholders and to build an ownership culture through supporting organizational objectives and goals	Provides for leadership continuity and encourages long-term commitment to the Company

The following charts show the target total direct compensation mix for our CEO and the other named executive officers. Actual amounts earned may differ from targeted amounts based on both Company and individual performance. The total direct compensation mix is generally consistent with competitive median practice. The competitive median represents the average of the 19 company comparison group selected by Pay Governance, the independent compensation consultant engaged by the Compensation Committee, based on input from management and the Compensation Committee and as approved by the Compensation Committee. See Section III for information about our comparison group.

Total Direct Compensation Mix – 2022 Target

The long-term incentive mix for our CEO and other named executive officers for 2022 is consistent with market practices given our recent change in LTI mix noted above, as illustrated by the following chart.

Compensation Best Practices

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

Double trigger change-in-control provisions for both cash and equity awards.	No excessive change in control severance.

Stock options are priced at date of grant.	No reload, re-pricing or options issued at discount. Options issued will not be re-priced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

Required minimum vesting periods for all awards payable in shares with limited exceptions.	No liberal share recycling on appreciation or full-value awards.

Stock ownership guidelines, which include retention ratios for all executive officers and directors.	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

Ability to claw back certain annual and long-term performance-based incentive compensation from executive officers which will be updated to comply with SEC requirements.	Limited benefits or perquisites for executive officers.

Compensation Committee uses an outside independent compensation consulting firm that does not consult on any other matters for the Company.	No hedging or pledging of Company stock by executive officers or directors.

Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

II. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Compensation Committee, with the assistance of Pay Governance, its independent compensation consultant, annually reviews each component of compensation, including base salary, annual cash incentives and long-term incentives for each executive officer (including the named executive officers), considering the appropriate internal and external benchmarks. As part of its decision-making process, the Compensation Committee:

•

Reviews data from market surveys and publicly available information to assess competitiveness with a goal of ensuring that its compensation actions are appropriate, reasonable and consistent with its philosophy.

•	Targets total compensation to an overall amount that is within a competitive range of the Company’s comparison group and third-party survey data.

•

Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Compensation Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention.

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer.

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer and the Executive Chairman of the Board, the Compensation Committee determines compensation and presents its assessment and determination to the Board for ratification. For the other executive officers, including the named executive officers, the Compensation Committee considers the recommendations of the President and Chief Executive Officer and the Executive Chairman of the Board in making compensation decisions.

III. Competitive Positioning

For 2022, compensation determinations were made primarily against a comparison group of 19 publicly traded companies in private sector higher education services, other diversified consumer services, professional services, internet and direct marketing retail and software services industries as selected by Pay Governance, the Company’s independent compensation consultant engaged by the Compensation Committee, based on input from management and the Compensation Committee and as approved by the Compensation Committee. The comparison group selection criteria focus on companies that have similar business characteristics, including in terms of sourcing students, student acquisition and retention, online marketing and technology-enabled service business models. The selection criteria also focus on company size, generally utilizing companies with annual revenues between $137 million and $3.4 billion (approximately 1/5 to 5x the Company’s latest four quarters of revenue) that are within a reasonable size range in various measures, such as revenue, total assets, total equity and total employees. The companies in the 2021 comparison group used to assist the Compensation Committee with setting 2022 target compensation include those listed below:

19-Company Comparison Group
2U, Inc.	Cornerstone onDemand, Inc.	Huron Consulting Group, Inc.	Stride, Inc.(f/k/a K12, Inc.)
Adtalem Global Education Inc.	Graham Holdings Company	Kforce, Inc.	Universal Technical Institute, Inc.
American Public Education, Inc.	Grand Canyon Education, Inc.	Korn Ferry	Weight Watchers, International
Bright Horizons Family Solutions, Inc.	Heidrick & Struggles International, Inc.	Lincoln Educational Services Corporation	Zovio, Inc.
Chegg, Inc.	Houghton Mifflin Harcourt Company	Strategic Education, Inc.

Given the strong correlation between revenue and executive pay within the comparison group, Pay Governance reconciles (i.e. “size-adjusts”) the competitive market by using the median pay of the comparison group, where Perdoceo is positioned near the median of the group in terms of company size, blended with median third-party survey data, regressed based on Perdoceo’s corporate and segment revenue scopes. Third-party survey data used reflects size appropriate comparators from Radford’s 2021 Global Compensation database and Willis Towers Watson’s 2021 Executive Compensation database.

The median comparison group data, if meaningful for a particular executive officer, and the size-adjusted third-party survey data are used to set a targeted range for our pay elements, which is referred to as the market median range. These targeted ranges are within 10% of median for base salaries, 15% of median for annual cash incentive targets, and 20% of median for both long-term incentive targets and for target total direct compensation. In making compensation decisions, the Compensation Committee reviews these targeted ranges; however, individual executive officers’ target total direct compensation, or elements thereof, may vary above or below the market median range due to an executive’s skills, experience in current role, tenure with the Company and individual performance.

Based on the comparison group and third-party survey data described above, target total direct compensation for 2022 for our named executive officers, excluding the CEO position, are generally competitive with market consensus compensation levels, with some variation by individual compensation component. As our CEO was recently promoted, his total direct compensation is below the median market competitive range. The Compensation Committee has determined to take a gradual, performance-based approach to adjusting Mr. Hurst’s compensation, while ensuring appropriate levels of motivation and retention. Pay Governance reported that the target total compensation mix for our executive officers, including the CEO, was generally representative of competitive practices. However, Pay Governance reported that our practice of granting long-term incentive mix of 30% restricted stock unit awards and 70% performance-based restricted stock awards was more heavily weighted towards performance-based awards compared to competitive market practices. Beginning in 2022, the Compensation Committee adjusted the long-term incentive mix to 50% restricted stock unit awards and 50% performance-based awards to more closely match competitive market practices. The Company’s practice of using a portfolio of grant types is consistent with the practice at the majority of the comparison companies.

IV. 2022 Compensation Decisions

The Compensation Committee’s decisions relative to 2022 compensation were focused not only on aligning pay for performance but also on continuing to create a culture of ownership and encouraging the retention of talent. In determining Mr. Nelson’s compensation, the Compensation Committee considered his full-time role as Executive Chairman and his essential and continued involvement with Mr. Hurst in setting the Company’s long-term strategy, identifying value-enhancing strategic initiatives and overseeing critical issues related to government relationships and strategic alliances.

Each section below provides details on the decisions the Compensation Committee made with respect to the various components of named executive officer compensation for 2022 and the rationale for those decisions.

Base Salary

The Compensation Committee reviews base salaries annually in the first calendar quarter and determines if changes are needed based on the executive’s competitive position versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. The Compensation Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

The table below summarizes the Compensation Committee’s decisions with respect to 2022 base salaries for the named executive officers.

Named Executive Officer	2021 Base Salary (000’s)	2022 Base Salary (000’s)	Increase / Decrease Percent	Commentary
Todd S. Nelson	$770.0	$700.0	(9.1%)	Mr. Nelson served as President and Chief Executive Officer through January 20, 2022, at which time he was appointed Executive Chairman of the Board.
Andrew H. Hurst	$385.6	$550.0	42.6%	Mr. Hurst served as Senior Vice President – Colorado Technical University through January 20, 2022, at which time he was appointed President and Chief Executive Officer. The increase for 2022 placed Mr. Hurst’s base salary within the market median range for his new role.
Ashish R. Ghia	$440.0	$466.4	6.0%	Market based increase in 2022 as Mr. Ghia’s 2021 base salary was at the low end of the market median range based on the November 2021 Pay Governance analysis. The increase for 2022 placed Mr. Ghia’s base salary within the middle of the market median range.
John R. Kline	$370.3	$370.3	0%	Mr. Kline’s base salary was within the market median range and was left unchanged.
Elise L. Baskel	$289.2	$350.0	21.0%	Ms. Baskel served as Chief Operating Officer – Colorado Technical University through January 20, 2022, at which time she was appointed Senior Vice President – Colorado Technical University. The increase for 2022 placed Ms. Baskel’s base salary within the market median range for her new role.
Greg E. Jansen	$320.0	$370.0	15.6%	Mr. Jansen served as Vice President and Deputy General Counsel through March 16, 2022, at which time he was appointed Senior Vice President, General Counsel and Corporate Secretary. The increase for 2022 placed Mr. Jansen’s base salary within the market median range for his new role.

Annual Incentive Award Program

The Compensation Committee uses an annual performance-based incentive award payable in cash to align the compensation of senior management with the Company’s short-term business objectives and financial performance. Target award size for each named executive officer is reviewed for competitiveness versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. Employees subject to the Department incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Awards.    The Compensation Committee reviews the annual incentive target value (expressed as a percent of base salary) established for our executive officers in connection with its annual compensation review in the first quarter of each calendar year. The annual incentive target value established for each of the named executive officers, as well as the 2022 AIP payout opportunity for achievement of the 2022 target operating plan performance, is set forth in the chart below. Actual 2022 AIP payouts are discussed below under the heading “2022 Performance Results and Actual Payouts.”

Named Executive Officer	2021 AIP Target Value as a Percent of Base Salary	2022 AIP Target Value as a Percent of Base Salary	2022 AIP Target $ Value (000’s)	Commentary
Todd S. Nelson	125%	125%	$879.6	Mr. Nelson’s AIP Target was within the market median range and was left unchanged.
Andrew H. Hurst	65%	85%	$460.1	Mr. Hurst served as Senior Vice President – Colorado Technical University through January 20, 2022, at which time he was appointed President and Chief Executive Officer. The increase for 2022 placed Mr. Hurst’s AIP Target within the market median range for his new role.
Ashish R. Ghia	80%	80%	$369.6	Mr. Ghia’s AIP Target was within the market median range and was left unchanged.
John R. Kline	65%	65%	$240.7	Mr. Kline’s AIP Target was within the market median range and was left unchanged.
Elise L. Baskel	40%	65%	$225.4	Ms. Baskel served as Chief Operating Officer – Colorado Technical University through January 20, 2022, at which time she was appointed Senior Vice President – Colorado Technical University. The increase for 2022 placed Ms. Baskel’s AIP Target within the market median range for her new role.
Greg E. Jansen	40%	65%	$233.7	Mr. Jansen served as Vice President and Deputy General Counsel through March 16, 2022, at which time he was appointed Senior Vice President, General Counsel and Corporate Secretary. The increase for 2022 placed Mr. Jansen’s AIP Target within the market median range for his new role.

Performance Measures and Payout Scales.    The 2022 AIP maintained a single financial performance component, which was based on adjusted EBITDA, weighted at 80%, and an individual goals performance component, weighted at 20%, for the most senior level participants.

Financial Performance—Adjusted EBITDA (80% Weighting):

The financial performance component was based solely on a company-wide adjusted EBITDA performance measure. The Company determined that an adjusted EBITDA performance measure was a good indicator of the Company’s operating performance and focused participants on supporting student retention and academic outcomes, operating and achieving results in a compliant and ethical manner and maintaining academic quality and integrity. This measure also excludes items that are not considered reflective of the underlying core operating performance. Participants are able to understand the impact they have on operating performance, which impacts their AIP payout. The performance target was primarily set based on our operating plan. Our operating plan, and the AIP performance target, is the result of an extensive process which takes into consideration factors such as the industry and competitor environment, the regulatory landscape and the Company’s current operating margins and expectations regarding key operating metrics. The operating plan is designed to support the long-term success of the Company. It therefore contemplates investments in our universities and is designed to be realistic yet challenging. Year over year comparability of performance targets and prior year results is impacted by factors such as the incorporation of expenses which were not included in the prior year results.

Individual Goals (20% Weighting):

The individual goals performance component consisted of individual performance goals related to the key strategic objectives for the applicable function/education group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager, which is the Compensation Committee for the President and Chief Executive Officer, and is generally the President and Chief Executive Officer for the other named executive officers. The individual performance goals for our named executive officers are often qualitative goals which enhance focus on important strategic, departmental or corporate culture initiatives. Although these goals require a subjective performance determination, they are used to address a broader range of topics than those that can be quantitatively measured, and they help balance the quantitative financial performance goals applicable to the Company’s performance-based long-term incentive awards and the remaining 80% portion of the annual cash incentive. The payout opportunity for the individual goals performance component also varies based on the level of achievement of the adjusted EBITDA performance measure to further support the achievement of the Company’s business objectives.

Payout for performance above and below target is clearly defined. The following chart contains more information about the payout scale for the 2022 AIP.

Actual 2022 Performance Above/Below Targeted AIP EBITDA	Resulting Payout as Percent of Target Value
	Financial Performance Component	Individual Goals Performance Component
More than $21 million below target	20%	20%
$14.5 million below target	55%	55%
TARGET ($134.0 Million)	100%	100%
$12 million above target	145%	145%
$18 million above target	175%	175%
$28 million above target	200%	200%

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met (i.e., the payout percent based on the pre-established payout scale), with the level of achievement of the adjusted EBITDA performance component also impacting the individual performance factor based on achievement of individual goals. In no event, however, may the annual cash incentive payable to any eligible participant exceed 200% of the participant’s target value.

Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

2022 Performance Results and Actual Payouts.    In the first quarter of 2023, the Compensation Committee reviewed and certified the Company’s operating results and performance against the established adjusted EBITDA performance measure target and determined payments for each performance component as set forth in the chart below. 2022 actual adjusted EBITDA results for AIP reflect better than expected improvement in student retention and engagement, partly supported by the positive impact from various student loan initiatives implemented by the current administration. The Company also experienced operating efficiencies within marketing and other processes. The amount reported below for 2022 actual adjusted EBITDA performance varies from reported financial results due to plan design.

Performance Measure	Targeted AIP EBITDA	2022 Actual	AIP Payout Percent
Adjusted EBITDA (as calculated for AIP)*	$134.0 million	$175.8 million	200%

*

Adjusted EBITDA for purposes of the 2022 AIP (“AIP EBITDA”) is defined as consolidated earnings, including both continuing and discontinued operations, of the total Company (and its affiliates) for the year ended December 31, 2022, determined before (a) interest, taxes, depreciation, amortization, asset impairments and non-operating miscellaneous income (expense); and (b) legal fee expense associated with (i) responses to the Department relating to borrower defense to repayment applications from former students, and (ii) acquisition efforts.

Named Executive Officer	2022 AIP Target $ Value (000’s)	Financial Performance 80% Weighting Payout Percent	Individual Performance 20% Weighting Payout Percent*	2022 AIP Payout (000’s)	Individual Performance Goals
Todd S. Nelson	$879.6	200%	100%	$1,759.3

•  Work with the Board and CEO to review and update PEC’s strategy

•  Identify with the CEO opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures, and strategically important relationships

•  Work with the CEO on critical issues related to government relationships and strategic alliances

Andrew H. Hurst	$460.1	200%	100%	$920.2

•  Continue to build on and execute PEC’s 3 to 5 year strategic plan

•  Update and present a 3 to 5 year real estate plan for Perdoceo and its institutions

•  Update and present detailed succession plan for all Executive Committee members

Named Executive Officer	2022 AIP Target $ Value (000’s)	Financial Performance 80% Weighting Payout Percent	Individual Performance 20% Weighting Payout Percent*	2022 AIP Payout (000’s)	Individual Performance Goals
Ashish R. Ghia	$369.6	200%	100%	$739.2

•  Assist CEO with development and execution of the Company’s long-term strategic plan

•  Support a culture of data and analytics to optimize resource and enhance shareholder value

•  Lead the corporate accounting and finance departments to operate in a compliant and ethical manner

•  Promote a culture of coaching and leadership accountability

John R. Kline	$240.7	200%	100%	$ 481.3

•  Support student retention and academic outcomes

•  Academic quality and integrity

•  Operating efficiencies including executing on our strategic goals

•  Operate and achieve results in a compliant and ethical manner

•  Promote a culture of coaching and leadership accountability

Elise L. Baskel	$225.4	200%	100%	$450.8

•  Support student learning and satisfaction

•  Support the continued growth of CTU & Hippo Education

•  Support the strategic planning process of CTU

•  Operate in a compliant and ethical manner

•  Promote a culture of coaching and leadership accountability

Greg E. Jansen	$233.7	200%	100%	$467.5

•  Manage regulatory matters effectively

•  Support acquisitions and integrations across PEC

•  Provide cost effective support on legal and regulatory matters

•  Promote a culture of coaching and leadership accountability

*

When calculating the 20% portion of the AIP payout relating to the individual goals performance component, the individual performance payout percent is a factor applied after the financial performance payout percent subject to a 200% payout cap and is based on the named executive officer’s performance against their individual performance goals for 2022. Based on management’s recommendation, the Compensation Committee determined that each of the named executive officers achieved their pre-determined individual objectives and therefore each has a 100% individual performance payout percentage applied.

Long-Term Incentive Compensation Awards

The Compensation Committee uses long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management, including the named executive officers, based on its belief that stock ownership encourages senior management to achieve long-term Company business objectives.

The Compensation Committee generally grants long-term incentive awards annually to eligible employees, including our named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The 2016 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, performance units and other awards. The Perdoceo Education Corporation Amended and Restated 2016 Incentive Compensation Plan requires a minimum vesting period of one year for all awards payable in shares, subject to certain exceptions. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock or unit awards.

The Compensation Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on Nasdaq, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act).

2022 Annual Awards.    In March 2022, the Compensation Committee awarded annual long-term incentive awards to our named executive officers and other eligible employees under the 2016 Plan. The 2022 awards to the named executive officers were made in accordance with a target value split between time-based restricted stock units settled in stock weighted 50%, and performance-based restricted stock units settled in stock weighted 50%. This equity mix was changed from 30% time-based restricted stock units settled in stock and 70% performance-based restricted stock units settled in stock in 2021 to more accurately reflect current market practices.

In setting the target dollar value of these annual awards, the Compensation Committee considered long-term award data provided by Pay Governance, the Compensation Committee’s philosophy of providing a competitive pay package as compared to our comparison group, the FASB ASC 718 expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed in Section VII below. The Compensation Committee’s goal is emphasizing the balance of stockholder interests with the need to retain and attract leadership talent and ensure continuity of Company leadership in order to support the Company’s objectives.

The following table summarizes the annual long-term incentive awards granted to our named executive officers in 2022.

Named Executive Officer	2021 LTI Target Value as a Percent of Base Salary	2022 Target Value as a Percent of Base Salary	2022 LTI $ Target Value (000’s)	2022 Time- Based Restricted Stock Unit Grants (# of RSUs)	2022 Performance- Based Restricted Stock Unit Grants (# of RSUs)
Todd S. Nelson	327%	300%	$2,100.0	98,132	98,130
Andrew H. Hurst	125%	200%	$1,100.0	51,400	51,402
Ashish R. Ghia	125%	140%	$653.0	30,512	30,512
John R. Kline	125%	125%	$462.8	21,628	21,628
Elise L. Baskel	60%	125%	$437.5	20,444	20,444
Greg E. Jansen	60%	125%	$462.5	21,612	21,612

The annual 2022 time-based restricted stock units granted to the named executive officers are settled in stock and vest in four equal annual installments provided that the award recipient remains our employee on the applicable date of vesting. The number of restricted stock units awarded is generally derived first by multiplying the grantee’s base salary by the LTI target value percentage from the table above times the 50% weight noted above to determine the target grant value. This value is then divided by the 30-trading day average closing stock price as of one calendar week prior to the relevant grant date to determine the number of restricted stock units. The number of restricted stock units was further adjusted so that fractional units are not vested.

Consistent with investors’ desire for significant performance-based compensation, 50% of the target dollar value of annual long-term incentive awards are subject to a performance condition utilizing performance-based restricted stock units settled in stock that are subject to defined adjusted EBITDA performance goals over a three-year period. The performance-based restricted stock units cliff vest after three years only if a two-year defined adjusted EBITDA performance measure is achieved and the adjusted EBITDA performance for the third year satisfies a minimum threshold level of performance which was established to reduce the level of vesting in the event of a fundamental decline in Company performance in the third year; ultimately, the level of vesting will be between 0% and 200% depending on above conditions. An adjusted EBITDA performance measure is a good indicator of the Company’s operating performance and focuses participants on achieving the Company’s business plan, controlling costs to gain efficiencies and driving stockholder value, which is intended to balance the desire of stockholders for performance-based compensation while providing motivation to participants. The Committee determined to use an adjusted EBITDA performance measure for the annual performance-based restricted stock unit awards in addition to the AIP for these reasons and because of the difficulty in establishing alternative multi-year performance measures given the scrutiny and highly regulated nature of the industry. The two-year (2022-23) adjusted EBITDA performance goal was lower as compared to the 2021-22 adjusted EBITDA performance goal applicable to the performance-based restricted sock unit awards granted in 2021, to reflect the uncertainties relating to the current Presidential and Department administrations, as well as Congress, pursuing significant legislative, regulatory and administrative actions and the potential need for business changes as a result in order to enhance the retention impact of these long-term incentive awards as the Company was heading into another period of regulatory uncertainty. The number of performance-based restricted stock units awarded is derived in the same manner as described in the preceding paragraph for time-based restricted stock units, but reflecting the 50% weight noted above for performance-based restricted stock units.

The 2022 long-term incentive awards to named executive officers generally included one or two-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

Additional 2022 Awards to Certain Named Executive Officers.    At the time of making the annual long-term incentive awards in March 2022, the Compensation Committee also approved a form retention bonus award agreement and awarded Mr. Ghia a retention bonus award in the amount of $352,000 and Mr. Jansen a retention bonus award in the amount of $240,500. This retention bonus award is payable in cash in two equal installments on each of March 14, 2023 and March 14, 2024, subject to each executive’s then-employment, and was made in recognition of Mr. Ghia’s and Mr. Jansen’s contributions and as a retention tool given their critical roles within the organization.

Outstanding Performance-Based Awards

2020 Performance-Based Restricted Stock Units.    Performance-based restricted stock units were granted in March 2020. These performance-based restricted stock units cliff vested after three years based on achievement of a two-year defined adjusted EBITDA performance measure. Further, the level of vesting was 50% or 100% depending on whether adjusted EBITDA performance for the third year satisfied a minimum threshold level of performance which was established to reduce the level of vesting in the event of a fundamental decline in Company performance in the third year.

Targeted LTI EBITDA (as defined below) for 2020-21 and 2022 were established at the time the awards were made in March 2020. The Compensation Committee reviewed and certified the Company’s operating results and performance against the established adjusted EBITDA performance targets and accordingly determined that the restricted stock units would vest on March 14, 2023 at the 100% level and not be forfeited. The chart below sets forth the targeted and actual LTI EBITDA applicable to the performance-based restricted stock units granted in March 2020. The amounts reported below for actual LTI EBITDA performance vary from reported financial results due to plan design.

Performance Measure	Targeted 2020- 2021 LTI EBITDA	2020-2021 Actual	Targeted 2022 LTI EBITDA	2022 Actual
LTI EBITDA*	$275.0 million	$337.7 million	$85.0 million	$170.6 million

*

LTI EBITDA is defined as the consolidated earnings, including both continuing and discontinued operations, of the total Company (and its affiliates) for such year, determined before (a) interest, taxes, depreciation, amortization, asset impairments and non-operating miscellaneous income (expense) and (b) legal settlements and any expenses incurred in connection with or as a result of a legal settlement or other resolution of a legal, regulatory or governmental dispute, investigation or inquiry, including without limitation reimbursement or payment of third party legal fees, costs of any compliance monitor retained in accordance with the terms thereof, restitution or other payments to students (current, former or prospective), fines and penalties (but excluding legal fees of the Company, which are addressed in clause (c) below); and as adjusted (i.e., neutralized) for (c) the difference between actual legal fees and the estimated amounts used in determining Targeted 2022-23 LTI EBITDA.

The following table summarizes the performance-based restricted stock unit awards made to our named executive officers in March 2020.

Named Executive Officer	Vested on March 14, 2023 based on 2020-2022 performance (# of RSUs)
Todd S. Nelson	98,948
Andrew H. Hurst	18,572
Ashish R. Ghia	19,652
John R. Kline	17,834
Elise L. Baskel	3,820
Greg E. Jansen	5,390

V. 2023 Compensation Changes

For 2023, the Compensation Committee made one adjustment to the long-term incentive award structure used for 2023 as compared to 2022. The financial performance measure used for 2023 long-term incentive will change from adjusted EBITDA to adjusted operating income. This change will have no substantive or economic change but will make the documentation and nomenclature more consistent with our external reporting measure and internal discussion of the operating plan.

On March 7, 2023, the Compensation Committee approved revised compensation arrangements for certain executive officers. The Compensation Committee approved the following base salaries: $650,000 (18.2% increase) for Mr. Hurst, $386,750 (10.5% increase) for Ms. Baskel, $489,720 (5.0% increase) for Mr. Ghia, $388,773 (5.0% increase) for Mr. Kline and $388,500 (5.0% increase) for Mr. Jansen. In addition, effective for 2023, Mr. Hurst’s AIP target value was increased from 85% to 100% of base salary, and Mr. Ghia’s AIP target value was increased from 80% to 90% of base salary. On March 7, 2023, the Compensation Committee also awarded certain additional and retention bonus awards to certain named executive officers. The Compensation Committee awarded Mr. Kline an additional bonus award in the amount of $240,670, payable in cash in two equal installments on each of March 1, 2024 and March 1, 2025, and awarded Ms. Baskel an additional bonus award in the amount of $227,500, payable in cash in two equal installments on each of June 30, 2023 and March 1, 2024, in each case subject to each executive’s then-employment on the applicable vesting date. These awards were made in recognition of Mr. Kline’s and Ms. Baskel’s contributions and as a retention tool given their critical role within the organization. The Compensation Committee also awarded a performance bonus of $60,000 to Mr. Jansen, payable in cash on June 30, 2023, subject to Mr. Jansen’s then-employment on the vesting date, in recognition for his efforts in overseeing recent acquisitions and managing the Company’s response to critical regulatory matters.

VI. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain executive officers, including the named executive officers, also receive additional benefits and perquisites, including an executive severance plan for those executive officers designated by the Compensation Committee to participate, which is described below in “Compensation Tables—Potential Payments Upon a Termination or Change in Control—Executive Severance Plan;” an executive relocation plan; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

When the Compensation Committee reviews our executive compensation programs to ensure a competitive position against our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program, although essential for a competitive compensation package needed to attract and retain talented executives.

VII. Corporate Governance Matters

Say-on-Pay and Investor Outreach Efforts

At our 2022 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 98% of the shares of our common stock present in person or by proxy and entitled to vote on the matter at the meeting. We continued our investor outreach efforts in the first quarter of 2023, inviting investors representing over 50% of the Company’s outstanding common stock, to participate in a conference call with management to discuss any questions or concerns they had about our compensation program or governance structure. Two investors accepted the invitation for a call.

Of those who accepted the invitation for a call, none expressed significant concerns regarding the structural design of our annual executive officer compensation program. One investor commented on PEC’s use of adjusted EBITDA as the performance measure for both the short term and long term performance-based incentive awards. The Company continues to believe that this performance measure represents the best indicator of the Company’s operating performance. The calls also provided the opportunity for the investors to share their current areas of focus, such as human capital, diversity, board refreshment and other sustainability matters, which provides the Company with helpful perspective as it considers these matters internally.

Feedback from the investor outreach calls was shared with the full Board. We are committed to the interests of our stockholders and enhancing stockholder value, and we will continue to consider the outcome of the Company’s “Say-on-Pay” proposal and stockholder feedback when making further compensation decisions for our named executive officers.

Risk Assessment and Mitigation

The Compensation Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Compensation Committee’s review of 2022 executive compensation, the Compensation Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company:

•	Base salaries are generally competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity-based compensation;

•	Annual cash incentive and long-term incentive programs are capped;

•

Annual long-term incentive awards to executive officers are generally weighted 50% to time-based restricted stock units that vest in four equal annual installments for retention incentive and 50% to performance-based restricted stock units that cliff vest between 0% and 200% after three years only if a two-year adjusted EBITDA performance measure is achieved along with a minimum threshold level of performance for the third year;

•

Annual incentive performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•

The determination of annual incentive program performance results is generally subject to the Compensation Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines, which include retention ratios;

•	Executives are subject to a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Executive officers and directors are prohibited from hedging or pledging Company stock.

Stock Ownership Guidelines

Our Board believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. Accordingly, the Company maintains stock ownership guidelines that require certain executive officers to own stock equal in value to a multiple of salary based on the officer’s position. The stock ownership targets are based on the following multiples of base salary:

Designated Officers Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer	6
Executive Chairman, Chief Financial Officer and Chief Operating Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other officers subject to the guidelines	1

Although there is no specific period of time by which designated officers are required to achieve the applicable ownership guideline, executive officers are expected to make continuous progress toward their respective ownership guideline and to comply with certain retention ratios until their respective guideline has been achieved. The CEO is to retain 75% of “net shares” received from equity awards until the applicable guideline has been achieved. All other named executive officers are to retain 50% of “net shares” received from equity awards until the applicable guideline has been achieved.

“Net shares” for purposes of these retention ratios are defined as those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options or stock appreciation rights or similar instruments, and after deducting any shares the Company withheld to satisfy tax withholding obligations.

Once a designated officer has achieved the applicable ownership guideline according to an annual valuation, they will be considered in compliance, regardless of any changes in base salary (except for promotional increases) or the price of the Company’s common stock, so long as the officer continues to own at least the number of shares of Perdoceo common stock owned in order to achieve the applicable guideline. If an officer receives a promotion which involves a change in base salary or if an officer does not continue to own at least the number of shares of Perdoceo common stock owned in order to achieve the applicable guideline, then the applicable retention ratio will apply until the applicable ownership guideline is again achieved.

The Compensation Committee has discretion to reduce equity awards or to pay a portion of the annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. As of the 2022 annual valuation under the stock ownership guidelines, all current designated officers were in compliance with the retention ratio requirements and several have attained the applicable ownership guideline.

Compensation Recovery Policy

The Board adopted a compensation recovery policy in January 2010. The policy requires, in appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

The Company will update its compensation recovery policy in 2023 as required by new SEC rules.

Hedging Policy

The Company’s insider trading policy provides that “covered persons” shall not engage in any of the following activities with respect to the Company’s securities:

•

Trading in the Company’s securities on a short-term basis. Any securities purchased must be held for a minimum of six months before sale, unless the security is subject to forced sale (e.g., as a consequence of a merger or acquisition);

•	Purchasing Company securities on margin or borrowing against Company securities on margin;

•	Short sales (selling Company securities not owned at the time of sale);

•	Pledging Company securities; or

•	Buying or selling put options or call options, swaps, collars or other similar hedging and derivative transactions.

Notwithstanding the limitations on purchasing or borrowing against Company securities on margin or pledging Company securities, the Board may, in its discretion, determine that these limitations do not apply to any partnership, limited liability company, corporation or other entity for which a covered person (or an immediate family member of a covered person) has sole or shared investment power.

“Covered persons” under the Company’s insider trading policy are the Company’s directors, executive officers (including all officers subject to reporting obligations under Section 16 of the Exchange Act) and additional employees designated by the Board or the Company’s insider trading compliance officer who are expected to more likely be in possession of material, non-public information regarding the Company’s results of operations, cash flows and financial condition. The restrictions on trading the Company securities imposed by the insider trading policy also apply to members of a covered person’s family who reside with the covered person, any family members of a covered person who do not live in the covered person’s household but whose transactions in Company securities are directed by the covered person or are subject to the covered person’s influence or control, any other persons residing in a covered person’s household, any trust of which a covered person or an immediate family member of a covered person is a beneficiary or a trustee, any entity for which a covered person or an immediate family member of a covered person has sole or shared investment power and any other persons acting on a covered person’s behalf.

The information contained in this “Hedging Policy” section will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as both are amended from time to time, except to the extent specifically incorporated by reference into such filing.

VIII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Compensation Committee’s design of our executive compensation strategies. For example, prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Compensation Committee considered the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code in designing our compensation programs, but retained the flexibility and discretion to authorize compensation arrangements whether or not deductible under Section 162(m). Due to the repeal of the exception for performance-based compensation under the TCJA, compensation awarded to our named executive officers in 2022 will not be eligible for favorable treatment under Section 162(m) of the Internal Revenue Code. The Compensation Committee continues to evaluate this area relative to the Company’s compensation programs given the changes in the treatment of performance-based compensation under the TCJA.

Compensation Committee Report

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined under Nasdaq’s listing standards, Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William D. Hansen (Chairperson)

Patrick W. Gross

Gregory L. Jackson

Alan D. Wheat

2022 Summary Compensation Table

The following table shows compensation of our principal executive officers and our principal financial officer as of December 31, 2022 and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2022. These officers are our 2022 named executive officers. Information regarding amounts in certain columns follows the table.

		Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Todd S. Nelson	2022	$703,712	$2,043,087	$1,759,280	$6,100	$4,512,179
Executive Chairman; Former President	2021	$770,000	$2,297,832	$1,925,000	$5,800	$4,998,632
and Chief Executive Officer(1)	2020	$770,000	$2,169,753	$1,925,000	$5,700	$4,870,453
Andrew H. Hurst	2022	$541,280	$1,070,169	$920,176	$6,100	$2,537,725
President and Chief	2021	$385,560	$467,079	$501,228	$5,800	$1,359,667
Executive Officer (2)	2020	$383,670	$407,266	$498,771	$5,700	$1,295,407
Ashish R. Ghia	2022	$462,000	$635,260	$739,200	$6,100	$1,842,560
Senior Vice President and	2021	$433,333	$537,455	$693,333	$5,800	$1,669,921
Chief Financial Officer and Treasurer	2020	$400,000	$430,967	$600,000	$5,700	$1,436,667
John R. Kline	2022	$370,260	$450,295	$481,338	$6,100	$1,307,993
Senior Vice President—American	2021	$370,260	$449,609	$481,338	$5,800	$1,307,007
InterContinental University	2020	$368,445	$391,087	$478,979	$5,700	$1,244,211
Elise L. Baskel	2022	$346,774	$425,644	$450,806	$6,100	$1,229,324
Senior Vice President – Colorado
Technical University (3)
Greg E. Jansen	2022	$359,583	$449,962	$467,458	$6,100	$1,283,103
Senior Vice President, General
Counsel and Corporate Secretary (4)

(1)

Mr. Nelson served as President and Chief Executive Officer through January 20, 2022, at which time he became Executive Chairman of the Board of Directors. In determining Mr. Nelson’s compensation for 2022, the Compensation Committee considered his full-time role as Executive Chairman and his essential and continued involvement with Mr. Hurst in setting the Company’s long-term strategy, identifying value-enhancing strategic initiatives and overseeing critical issues related to government relationships and strategic alliances.

(2)	Mr. Hurst served as Senior Vice President – Colorado Technical University through January 20, 2022, at which time he became President and Chief Executive Officer.

(3)	Ms. Baskel served as Chief Operating Officer of Colorado Technical University through January 20, 2022, at which time she became Senior Vice President – Colorado Technical University.

(4)	Mr. Jansen served as Vice President and Deputy General Counsel through March 16, 2022, at which time he became Senior Vice President, General Counsel and Corporate Secretary.

Stock and Option Awards.    The amounts in this column show the aggregate grant date fair value of the time-based restricted stock unit awards and performance-based restricted stock unit awards granted to our named executive officers, in each case, which has been computed in accordance with FASB ASC Topic 718 and excludes the effect of actual or estimated forfeitures. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for more information regarding the assumptions used in the valuation of equity-based awards. The amounts do not reflect the value actually realized or that ultimately may be realized by our named executive officers.

Awards included in the Stock Awards column that are subject to performance conditions are the performance-based restricted stock unit awards awarded in 2020, 2021 and 2022. The grant date fair value of these awards is based upon the probable outcome of the performance conditions as determined at the date of grant and, for all such awards included, that grant date fair value is based upon achieving the target level of performance. These performance-based restricted stock unit awards vest based on achievement of a two-year performance measure with the level of vesting (50% or 100%) determined based on a year three performance measure. The probable outcome of the performance conditions for these performance-based restricted stock unit awards as determined at the date of grant was that the performance conditions would be achieved. The value of the performance-based restricted stock unit awards granted in 2022, assuming achievement of the maximum performance level of 200%, would have been: Mr. Nelson, $2,043,067; Mr. Hurst, $1,070,190; Mr. Ghia, $635,260; Mr. Kline, $450,295; Ms. Baskel, $425,644 and Mr. Jansen, $449,962.

See “Compensation Discussion and Analysis—IV. 2022 Compensation Decisions —Long-Term Incentive Compensation Awards” for more information about the 2022 performance-based restricted stock unit awards.

Non-Equity Incentive Plan Compensation.    The amounts in this column show the cash awards granted to our named executive officers in 2022 under the 2022 AIP and paid to the named executive officers in the first quarter of 2023. See “Compensation Discussion and Analysis—IV. 2022 Compensation Decisions—Annual Incentive Award Program” for more information regarding these amounts.

All Other Compensation.    The amounts in this column show the Company’s matching 401(k) plan contributions for 2022. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by Item 402(a)(6)(ii) of Regulation S-K of the Exchange Act.

Grants of Plan-Based Awards in 2022

The following table provides information concerning the awards made to our named executive officers during 2022. Information regarding amounts in certain columns follows the table. All awards were made under the 2016 Plan.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Target
Todd S. Nelson	AIP	N/A	$140,742	$879,640	$1,759,281
	PSU	03/08/22							98,132	$1,021,554
	RSU	03/08/22				49,065	98,130	196,260		$1,021,533

Andrew H. Hurst	AIP	N/A	$73,615	$460,088	$920,176
	PSU	03/08/22							51,400	$535,074
	RSU	03/08/22				25,701	51,402	102,804		$535,095
Ashish R. Ghia	AIP	N/A	$59,136	$369,600	$739,200

	PSU	03/08/22							30,512	$317,630
	RSU	03/08/22				15,256	30,512	61,024		$317,630
John R. Kline	AIP	N/A	$38,507	$240,669	$481,338
	PSU	03/08/22							21,628	$225,147

	RSU	03/08/22				10,814	21,628	43,256		$225,147
Elise L. Baskel	AIP	N/A	$36,065	$225,403	$450,806
	PSU	03/08/22							20,444	$212,822
	RSU	03/08/22				10,222	20,444	40,888		$212,822

Greg E. Jansen	AIP	N/A	$37,397	$233,729	$476,458
	PSU	03/08/22							21,612	$224,981
	RSU	03/08/22				10,806	21,612	43,224		$224,981

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. AIP General:    The amounts in these columns for each of the named executive officers show estimated possible future payouts of awards granted under our 2022 annual cash incentive award program. Amounts provided are calculated on a full year basis using the 2022 annual base salary for each officer. The performance measures and attainment are discussed in “Compensation Discussion and Analysis—IV. 2022 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are included in the 2022 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” AIP Threshold Amounts: The threshold amounts provided are the amounts payable for achieving threshold performance levels under the program. For purposes of calculating the threshold amounts, the individual component of the program has been assumed to be $0 because there is no threshold level of performance specified which will provide a minimum amount payable for the individual component. AIP Target Amounts: The program established payout amounts for achievement of target Company and individual performance. AIP Maximum Amounts: The maximum payouts are the 200% maximum amount payable with respect to each component of the program.

Estimated Future Payouts Under Equity Incentive Plan Awards.    The amounts in these columns for each of the named executive officers show possible future payouts in shares subject to the 2022 performance-based restricted stock unit awards, which vest if a two-year performance measure is achieved, with the level of vesting (50% or 100%) determined based on whether a year three minimum level of performance is achieved. Failure to achieve the two-year performance measure will result in no payout. The performance-based restricted stock unit awards granted in 2022 provide that overachievement of the two-year adjusted EBITDA performance measure can result in up to a 200% payout if the third-year threshold level of performance is achieved. The performance conditions and vesting provisions for the 2022 performance-based restricted stock unit awards are discussed above in “Compensation Discussion & Analysis – IV. 2022 Compensation Decisions-Long-Term Incentive Compensation Awards.”

All Other Stock Awards.    This column shows the number of shares subject to time-vesting restricted stock units granted to each of the named executive officers during 2022. These awards vest 25% per year over four years, subject to continued employment with the Company.

Grant Date Fair Value of Stock and Option Awards.    This column shows the aggregate grant date fair value of the 2022 time-based restricted stock unit awards and performance-based restricted stock unit awards granted to our named executive officers, in each case, which has been computed in accordance with FASB ASC Topic 718 and excludes the effect of actual or estimated forfeitures. For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC 718. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2022

The following table includes information as of December 31, 2022, about all unexercised options to purchase shares of our common stock and unvested time-based restricted stock and performance-based restricted stock units held by the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (#)(1)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Todd S. Nelson	03/08/22	—	—	—	—	98,132	(3)	$1,364,035	98,130	(4)	$1,364,007
	03/08/21	—	—	—	—	43,740	(5)	$607,986	136,082	(6)	$1,891,540
	03/05/20	—	—	—	—	21,202	(7)	$294,708	98,948	(8)	$1,375,377
	08/12/19	—	—	—	—	9,783	(9)	$135,984	—		$—
	03/06/18	133,972	—	$13.80	03/06/2028	—		$—	—		$—

	03/06/17	30,629	—	$8.30	03/06/2027	—		$—	—		$—
Andrew H. Hurst	03/08/22	—	—	—	—	51,400	(3)	$714,460	51,402	(4)	$714,488
	03/08/21	—	—	—	—	10,098	(5)	$140,362	26,052	(6)	$362,123
	03/05/20	—	—	—	—	3,980	(7)	$55,322	18,572	(8)	$258,151
	08/12/19	—	—	—	—	2,586	(9)	$35,945	—		$—
	03/06/18	25,144	—	$13.80	03/06/2028	—		$—	—		$—

	03/06/17	27,564	—	$8.30	03/06/2027	—		$—	—		$—
	03/07/16	59,644	—	$4.49	03/07/2026	—		$—	—		$—
	03/06/15	23,704	—	$5.90	03/06/2025	—		$—	—		$—
	05/12/14	22,806	—	$5.00	05/12/2024	—		$—	—		$—
Ashish R. Ghia	03/08/22	—	—	—	—	30,512	(3)	$424,117	30,512	(4)	$424,117
	03/08/21	—	—	—	—	11,805	(5)	$164,090	29,730	(6)	$413,247
	03/05/20	—	—	—	—	4,212	(7)	$58,547	19,652	(8)	$273,163

	08/12/19	—	—	—	—	2,822	(9)	$39,226	—		$—
	03/06/18	12,472	—	$13.80	03/06/2028	—		$—	—		$—
John R. Kline	03/08/22	—	—	—	—	21,628	(3)	$300,629	21,628	(4)	$300,629
	03/08/21	—	—	—	—	9,765	(5)	$135,734	25,018	(6)	$347,750
	03/05/20	—	—	—	—	3,822	(7)	$53,126	17,834	(8)	$247,893
	08/12/19	—	—	—	—	2,513	(9)	$34,931	—		$—
	03/06/18	24,148	—	$13.80	03/06/2028	—		$—	—		$—
Elise L Baskel	03/08/22	—	—	—	—	20,444	(3)	$284,172	20,444	(4)	$284,172
	03/08/21	—	—	—	—	7,230	(5)	$100,497	5,360	(6)	$74,504
	03/05/20	—	—	—	—	3,616	(7)	$50,262	3,820	(8)	$53,098
	08/12/19	—	—	—	—	1,934	(9)	$26,883	—		$—

Greg E. Jansen	03/08/22	—	—	—	—	21,612	(3)	$300,407	21,612	(4)	$300,407
	03/08/21	—	—	—	—	8,340	(5)	$115,926	7,414	(6)	$103,055
	03/05/20	—	—	—	—	5,792	(7)	$80,509	5,390	(8)	$74,921
	08/12/19	—	—	—	—	2,292	(9)	$31,859	—		$—

(1)	Unless otherwise indicated, stock options become exercisable 25% per year over four years.

(2)	The dollar value of these awards is calculated using the closing market price of $13.90 per share of our common stock on December 31, 2022, as reported on Nasdaq.

(3)	One-fourth of these restricted stock units vest on each of March 14, 2023, 2024, 2025, and 2026.

(4)	These restricted stock units vest on March 14, 2025, subject to achievement of the applicable adjusted EBITDA performance measures.

(5)	One-third of these restricted stock units vest on each of March 14, 2023, 2024 and 2025.

(6)	These restricted stock units vest on March 14, 2024, subject to the achievement of the applicable adjusted EBITDA performance measures.

(7)	One-half of these restricted stock units vest on each of March 14, 2023 and 2024.

(8)	These restricted stock units vest on March 14, 2023, subject to the achievement of the applicable adjusted EBITDA performance measures.

(9)	These restricted stock units vest on March 14, 2023.

Option Exercises and Stock Vested for 2022

The following table includes information regarding option exercises by our named executive officers and vesting of restricted stock units held by them during the year ended December 31, 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Todd S. Nelson	—	$—	136,481	$1,501,291
Andrew H. Hurst	—	$—	27,746	$305,206
Ashish R. Ghia	—	$—	27,766	$305,426
John R. Kline	26,036	$83,055	26,727	$293,997
Elise L. Baskel	—	$—	11,288	$124,168
Greg E. Jansen	—	$—	13,967	$153,637

(1)

The aggregate dollar value realized on exercise was calculated by multiplying the number of shares acquired upon vesting of the applicable option by the difference between the market price of the Company’s common stock as reported on Nasdaq at exercise and the exercise price.

(2)

The aggregate dollar value realized on vesting was calculated by multiplying the number of restricted stock units which vested by the closing price of the Company’s common stock as reported on Nasdaq on the vesting date.

Employment Arrangements and Potential Payments upon Termination or Change in Control

None of our current named executive officers has a fixed term employment contract and all are “at will” employees. However, we have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer employed by the Company on December 31, 2022 for such potential terminations is shown in the tables below under the heading “Potential Payments.”

Executive Severance Plan.    The Company’s executive officers are eligible to participate in the Perdoceo Education Corporation Executive Severance Plan (the “Severance Plan”) and may be eligible to receive benefits thereunder in the event an executive officer’s employment is involuntarily terminated. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an executive officer’s employment is terminated involuntarily by the Company and, if so, whether such executive officer will be eligible to receive benefits under the Severance Plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under the Severance plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program), or any form of voluntary termination. Termination for “cause” for purposes of the Severance Plan means that the employee is discharged by us for poor performance, nonperformance, or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

To receive severance benefits under the Severance Plan, the executive whose employment is terminated must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations that will last for at least one year following termination of employment (such agreement, a “Separation Agreement”). The Severance Plan is intended to provide benefits that are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as

amended (“Section 409A”) but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Severance benefits under the Severance Plan include base pay, target cash incentive payments under the Company’s annual incentive program and certain benefits coverage, as follows:

•

A lump sum payment equal to the sum of (1) the terminating executive’s annual salary at the time of termination, plus (2) an amount equal to the terminating executive’s target bonus for the year in which termination occurs.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for the number of weeks of pay for which the executive is eligible (i.e. one year thereafter).

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

If due and payable under the Severance Plan, the severance amount is paid in a lump sum following termination of employment and will be made on or before March 15 of the year following the year in which the executive officer’s employment is terminated.

Severance Arrangements Pursuant to Nelson Letter Agreement.    Pursuant to Mr. Nelson’s employment letter agreement entered into on July 30, 2015 when he joined the Company (as amended and restated on January 19, 2022, the “Nelson Letter Agreement”), Mr. Nelson is entitled to certain enhanced severance benefits under the Severance Plan, as modified by the Nelson Letter Agreement. Mr. Nelson is entitled to receive the following payments and benefits if his employment is terminated by the Company without “cause” or if he resigned for “good reason” (each as defined in the Nelson Letter Agreement), subject to his execution and non-revocation of a Separation Agreement: (i) a lump sum payment equal to the sum of (a) two times his annual base salary at the time of termination and (b) two times his target cash annual incentive for the year in which termination occurs, (ii) a pro rata portion of the cash annual incentive for the year in which the termination occurs, based on actual performance, which amount is payable at such time as bonuses are paid by the Company to senior executives pursuant to the terms of the then-applicable annual incentive plan and (iii) partially subsidized COBRA insurance premiums so that Mr. Nelson pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for 18 months thereafter. Pursuant to the Nelson Letter Agreement, Mr. Nelson is subject to confidentiality and non-disparagement covenants during and after his employment with the Company terminates. Mr. Nelson is also subject to non-competition and employee and customer non-solicitation covenants both during and for a period of two years following termination of his employment.

If due and payable under the Nelson Letter Agreement, the severance amount is paid in a lump sum following termination of employment and will be made on or before March 15 of the year following the year in which Mr. Nelson’s employment is terminated.

2016 Plan Termination of Employment Provisions.    Under the 2016 Plan, outstanding restricted stock unit awards immediately vest and become non-forfeitable in case of death or disability but are forfeited in the event of other forms of employment termination. For outstanding stock option awards if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of

(a) the expiration date of the option and (b) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement is defined in the 2016 plan as termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than “cause”, (as defined in the 2016 plan) options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination (for reasons other than retirement, death, or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options (whether vested or unvested) to purchase shares of our stock.

2016 Plan Change in Control Provisions.    Under the 2016 Plan, a change in control is deemed to have occurred if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 35% of our common stock.

•

Our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	The consummation of a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2016 Plan is a “double-trigger” plan that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause (as defined in the 2016 plan) during the 24-month period following the change in control, that award holder’s stock options shall become fully exercisable and restricted stock units shall become fully vested. All performance goals in respect of performance-based restricted stock units shall be deemed to have been met.

Potential Payments.    The following tables describe the benefits to which the named executive officers who were employed by the Company at December 31, 2022 would have been entitled under the applicable arrangements described above (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination, (b) retirement, (c) an involuntary termination other than for “cause”, (as defined in the applicable plan or any applicable employment letter agreement), (d) death or disability, or (e) a termination for “cause”, in any such case on December 31, 2022, or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 31, 2022. For Mr. Nelson, the involuntary termination other than for cause scenario also includes a resignation by Mr. Nelson for good reason (each such term as defined in the Nelson Letter Agreement). Information regarding the calculation of certain amounts is provided below the tables. Information regarding non-discriminatory group welfare benefit plans is excluded from the tables below as permitted by Item 402(a)(6)(ii) of Regulation S-K of the Exchange Act.

Todd S. Nelson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$3,150,000	$—	$—	$3,150,000
Annual Incentive	$—	$—	$1,759,280	$—	$—	$1,759,280
Restricted Stock Units	$—	$—	$—	$7,033,636	$—	$7,033,636
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$14,399	$—	$—	$14,399
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$4,931,179	$7,033,636	$—	$11,964,815

Andrew H. Hurst

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$1,017,500	$—	$—	$1,017,500
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$2,280,851	$—	$2,280,851
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$21,599	$—	$—	$21,599
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$1,046,599	$2,280,851	$—	$3,327,450

Ashish R. Ghia

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$839,520	$—	$—	$839,520
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$1,796,506	$—	$1,796,506
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$6,797	$—	$—	$6,797
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$853,817	$1,796,506	$—	$2,650,323

John R. Kline

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$610,929	$—	$—	$610,929
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$1,420,691	$—	$1,420,691
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$19,986	$—	$—	$19,986
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$638,415	$1,420,691	$—	$2,059,106

Elise L. Baskel

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$577,500	$—	$—	$577,500
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$873,587	$—	$873,587
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$12,675	$—	$—	$12,675
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$597,675	$873,587	$—	$1,471,262

Greg E. Jansen

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum Severance	$—	$—	$610,500	$—	$—	$610,500
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$1,007,083	$—	$1,007,083
Stock Options	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
COBRA Benefits	$—	$—	$19,986	$—	$—	$19,986
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$—	$—	$637,986	$1,007,083	$—	$1,645,069

Lump Sum Severance.    Except for certain enhanced benefits for Mr. Nelson pursuant to the Nelson Letter Agreement, severance arrangements for the named executive officers are governed by the Severance Plan, which is described above in this “Employment Arrangements and Potential Payments upon Termination or Change in Control” section.

Accrued Annual Incentive.    The Company’s 2022 cash annual incentive program requires employees to be employed on March 1, 2023 in order to be eligible to receive a payment thereunder. Therefore, assuming a December 31, 2022 termination date, the named executive officers would not receive a cash incentive pursuant to the 2022 program (except for Mr. Nelson whose employment letter agreement provides for enhanced severance benefits).

Restricted Stock Units.    For purposes of the tables above, compensation for the vesting of time-based and performance-based restricted stock units equals the $13.90 closing price per share of our common stock as reported on Nasdaq on December 30, 2022, multiplied by the number of vesting units. All outstanding performance conditions relating to performance-based restricted stock units are assumed to have been met.

Stock Options.    Stock option compensation for the termination events listed in the tables above equals the difference between the exercise price and the $13.90 closing price per share of our common stock as reported on Nasdaq on December 30, 2022, multiplied by the number of options becoming exercisable in connection with the termination event.

COBRA Benefits.    The Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible (or the COBRA period, if shorter), if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. Amounts in the table above calculated pursuant to the Severance Plan assume one year of partially subsidized COBRA premiums, except for Mr. Hurst, whose employment letter agreement provides for 18 months of COBRA benefits.

Outplacement.    The Severance Plan provides that the Company will provide outplacement assistance from a provider selected by the Company and upon the terms and conditions as shall be communicated to the executive at the time of his or her employment termination or as soon as possible thereafter. Therefore, amounts in the table above are estimates only.

Normal Retirement.    For purposes of the tables above, the named executive officers are assumed to be retirement eligible under the 2016 Plan.

Change in Control.    The Severance Plan governs the severance arrangements applicable to the named executive officers in the tables above (except for Mr. Nelson, whose employment letter agreement provides for enhanced severance benefits). The Severance Plan, however, does not contain provisions addressing change in control. For purposes of determining amounts payable to the named executive officers upon change in control and termination of employment effective December 31, 2022, the termination is deemed to be an involuntary not for cause termination.

2022 Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K promulgated by the SEC, the Company has calculated the mandated ratio of the median of the 2022 annual total compensation of all employees to the 2022 annual total compensation of Mr. Hurst, our President and Chief Executive Officer (our “CEO”), in accordance with the requirements of the SEC’s rule.

Additionally, given the Company’s significant part-time workforce, a supplemental ratio that excludes both adjunct faculty and federal work-study student workers has also been calculated. As these part-time employees may work varying schedules and times throughout the year to support our students, the supplemental ratio provides another perspective on the median employee and ratio.

The pay ratios were calculated as follows:

Pay Ratio =	Annual Total Compensation of CEO
Annual Total Compensation of median employee

With respect to the mandated ratio calculation, the Company identified the median employee by comparing the amount of total taxable wages for federal income tax purposes as reflected in our payroll records as reported to the Internal Revenue Service in “Box 1” on Form W-2 for 2022 for 4,298 individuals, excluding the CEO, who were employed by the Company on December 31, 2022. This includes all full-time and part-time employees, including adjunct faculty and federal work-study student workers, but does not include independent contractors and leased workers. Compensation was annualized for 651 employees who were hired by the Company in 2022 but did not work for the Company for the entire year. The number of employees for which compensation was annualized includes employees who joined the Company in connection with two acquisitions completed in 2022. No annualization was applied to any adjunct faculty or federal work-study student workers due to their varying work schedules throughout the year. After identifying the median employee, 2022 annual total compensation was calculated in the same manner as reflected in the 2022 Summary Compensation Table above for our CEO.

The same methodology was used to calculate the supplemental ratio, except that compensation for 1,855 adjunct faculty and federal work-study student workers was excluded when determining the median employee.

The following table shows the mandated ratio between the 2022 annual total compensation of our CEO, as reflected in the “Total” column of the 2022 Summary Compensation Table above, and the median of the 2022 annual total compensation of all employees, as well as the supplemental ratio resulting from the exclusion of adjunct faculty and federal work-study student workers when determining the median compensation. These pay ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K based on our payroll records and the methodology described above.

Pay Ratio	Median Annual Total Compensation	CEO to Median Pay Ratio
Mandated Ratio (Includes all employees)	$37,509	67.9
Supplemental Ratio (Excludes adjunct faculty and federal work-study student workers)	$54,332	46.9

For 2022, the total compensation for our CEO, Mr. Hurst, was $2,537,725 as reported in the “Total” column of the Summary Compensation Table on page 42. Since Mr. Hurst was appointed CEO effective January 20, 2022, we annualized his Salary, Non-Equity Incentive Plan Compensation and the Company’s contributions to the 401(k) Plan, as disclosed in the Summary Compensation Table, added the disclosed values of his Stock Awards, to arrive at a value of $2,546,445, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee. Based on this information, for 2022, the reasonable estimated ratio of annual total compensation of our CEO to the median of the annual total compensation of all employees was 67.9.

For a description of the components of 2022 annual total compensation of our CEO, the Company’s executive officer compensation philosophy and factors impacting 2022 CEO annual total compensation and year over year comparability, see the “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” section above as well as the 2022 Summary Compensation Table and accompanying narrative above.

The SEC’s pay ratio rule permits a variety of methodologies and assumptions when calculating the mandated ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio the Company has reported. Pay ratios may vary significantly among companies, within the same industry and more broadly, as a result of these different methodologies and assumptions used to identify the median employee. In addition, pay ratios may vary significantly among companies due to differences in business strategies and workforce composition. For example, one company may outsource certain business functions whereas another may perform the same functions in-house. These and other factors can significantly impact the pay ratio reported by each company.

Pay Versus Performance Disclo
s
ur
e
In accordance with Item 402(v) of Regulation S-K of the Exchange Act adopted by the Securities and Exchange Commission, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
named executive officers (“NEOs”) and Company performance for the fiscal years listed below. The table below does not necessarily reflect value actually earned, realized, or received by our PEO and Non-PEO NEOs. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Todd S. Nelson¹ ($)	Summary Compensation Table Total for Andrew H. Hurst 1 ($)	Compensation Actually Paid to Todd S. Nelson 1,2,3 ($)	Compensation Actually Paid to Andrew H. Hurst 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on:4		Net Income ($ Millions)	Adjusted EBITDA 5 ($ Millions)
							Total Shareholder Return (“TSR”) ($)	Company Comparison Group TSR ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	4,512,179	2,537,725	5,745,979	3,004,638	1,415,745	1,659,445	75.58	73.31	95.9	175.8
2021	4,998,632	—	4,575,609	—	1,425,824	1,283,786	63.95	93.43	109.6	183.6
2020	4,870,453	—	(35,984)	—	1,319,620	99,804	68.68	111.02	124.3	170.6
1. Todd S. Nelson was our PEO from 2020 through January 20, 2022. Andrew H. Hurst was our PEO from January 20, 2022 to present. The individuals comprising the
Non-PEO
named executive officers for each fiscal year presented are listed below.

2020	2021	2022
Andrew H. Hurst	Andrew H. Hurst	Ashish R. Ghia
Ashish R. Ghia	Ashish R. Ghia	Greg Jansen
Jeffrey D. Ayers	Jeffrey D. Ayers	John R. Kline
John R. Kline	John R. Kline	Elise Baskel
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
3. Compensation Actually Paid reflects the exclus
ions and inclu
sions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Todd S. Nelson ($)	Exclusion of Stock Awards for Todd S. Nelson ($)	Inclusion of Equity Values for Todd S. Nelson ($)	Compensation Actually Paid to Todd S. Nelson ($)
2022	4,512,179	(2,043,087)	3,276,887	5,745,979
2021	4,998,632	(2,297,832)	1,874,809	4,575,609
2020	4,870,453	(2,169,753)	(2,736,684)	(35,984)

Year	Summary Com p ensation Table Total for Andrew H. Hurst ($)	Exclusion of Stock Awards for Andrew H. Hurst ($)	Inclusion of Equity Values for Andrew H. Hurst ($)	Compensation Actually Paid to Andrew H. Hurst ($)
2022	2,537,725	(1,070,169)	1,537,082	3,004,638

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,415,745	(490,290)	733,990	1,659,445
2021	1,425,824	(480,891)	338,853	1,283,786
2020	1,319,620	(409,676)	(810,140)	99,804
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Todd S. Nelson ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Todd S. Nelson ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Todd S. Nelson ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Todd S. Nelson ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Todd S. Nelson ($)	Total—Inclusion of Equity Values for Todd S. Nelson ($)
2022	2,728,042	662,878	0	(114,033)	0	3,276,887
2021	2,286,167	(238,436)	0	(172,922)	0	1,874,809
2020	1,785,276	(2,879,355)	0	(1,642,605)	0	(2,736,684)

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Andrew H. Hurst ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Andrew H. Hurst ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Andrew H. Hurst ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Andrew H. Hurst ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Andrew H. Hurst ($)	Total—Inclusion of Equity Values for Andrew H. Hurst ($)
2022	1,428,948	131,154	0	(23,020)	0	1,537,082

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	654,663	95,424	0	(16,097)	0	733,990
2021	478,450	(46,860)	0	(92,737)	0	338,853
2020	337,082	(893,954)	0	(253,268)	0	(810,140)
4. The Company Comparison Group TSR set forth in this table utilizes the companies used as a peer group for purposes of the Company’s disclosures under Item 402(b) of Regulation
S-K.
The returns of each component issuer of the group have been weighted according to their stock market capitalization at the beginning of each period. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the companies used as a peer group, respectively. The companies used as a peer group for 2020, 2021 and 2022 are as follows: 2U, Inc., Adtalem Global Education Inc., American Public Education, Inc., Bright Horizons Family Solutions Inc., Chegg, Inc., Cornerstone OnDemand, Inc., Graham Holdings Company, Grand Canyon Education, Inc., Heidrick & Struggles International, Inc., Houghton Mifflin Harcourt Company, Huron Consulting Group Inc., Kforce Inc., Korn Ferry, Lincoln Educational Services Corporation, Strategic Education, Inc., Stride, Inc., Universal Technical Institute, Inc., WW International, Inc., Zovio Inc.
5. We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2022. Adjusted EBITDA is defined, for purposes of the annual incentive plan, as set forth above in the “Compensation Discussion and Analysis” section. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Tabular List of Most Important Financial Performance Measure
The following presents the financial performance measure that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2022 to Company performance. The financial performance component of AIP and the performance condition used for performance-based restricted stock units were based solely on a company-wide adjusted EBITDA performance measure.
Adjusted EBITDA
Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Adjusted EBITDA during the three most recently completed fiscal years.

Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to the TSR of each component issuer of the applicable peer group, weighted according to their market capitalization at the beginning of each period for which a return is indicated.

#        #         #

58

AUDIT-RELATED MATTERS

Report of the Audit Committee of the Board of Directors

We assist the Board in fulfilling its responsibility for overseeing the quality of Perdoceo’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, preparing and presenting financial statements and implementing and maintaining internal controls. Perdoceo’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Perdoceo’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, with management.

(2)	Discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

(3)

Received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with us concerning independence and have discussed with Grant Thornton LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

AUDIT COMMITTEE

Kenda B. Gonzales (Chairperson)

Dennis H. Chookaszian

Patrick W. Gross

Leslie T. Thornton

Principal Accounting Fees and Services

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Grant Thornton LLP to the Company. In some cases, this pre-approval may be accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Fees Paid to Independent Public Accounting Firm

The following is a summary of the approximate fees billed to us by Grant Thornton LLP for professional services provided for fiscal years ended December 31, 2021, and 2022.

Fee Category	2022	2021
Audit Fees (1)	$1,262,000	$1,244,500
Audit-Related Fees	$—	$—
Tax Fees	$7,350	$—
All Other Fees (2)	$15,000	$17,300

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, including fees related to the implementation of new lease and financial instrument accounting standards,

quarterly financial statement reviews and regulatory audits, as well as any related expenses reimbursable by the Company incurred during the audit. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

(2)	All other fees consisted of work performed in connection with 401(k) plan audits.

ITEMS TO BE VOTED ON

PROPOSAL 1: Election of Directors

The Board of Directors has nominated the nine director candidates named below for election to the Board. Each of the nominees is currently serving as a director of Perdoceo Education Corporation and is running for re-election. On February 21, 2023, Mr. Lally informed the Company that he will retire and not stand for re-election to the Board at the 2023 Annual Meeting. Mr. Lally will continue to serve as a director and Lead Director until the 2023 Annual Meeting. The size of the Board will be reduced to nine members with the retirement of Mr. Lally. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2024 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement below to serve as directors of Perdoceo.

The Board of Directors has affirmatively determined that each director nominee, except for Mr. Nelson and Mr. Hurst, our prior and current President and Chief Executive Officer, respectively, is an “independent director” under Nasdaq’s listing standards and is independent under Nasdaq’s listing standards applicable to his or her Board Committee memberships. The Board used Rule 5605(a)(2) of Nasdaq’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Exchange Act as guides in its independence determination.

If any of the Board of Directors’ nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 79, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 2007 to December 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation (“CAN”). During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a board member of publicly-held CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; and Pillarstone Capital REIT, a Maryland real estate investment trust engaged in investing in, owning and operating commercial properties. He also served as a director of publicly-held Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations, from September 2010 to May 2016; LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; Maxar Technologies Ltd. (formerly known as MacDonald Dettwiler), a global communications and information company, from July 2005 to May 2019; Prism Technologies Group, Inc., an on-line insurance provider, from April 2003 to December 2017; and Sapient Corporation, a global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives

Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.

Investment Management and Other Financial Expertise

Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA for 15 years.

Marketing

Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.

Governance

Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

Digital Business and Information Technology

Mr. Chookaszian brings a wealth of information technology business experience to the Board which he gained throughout his career from his experience as a management consultant for eight years with Deloitte where he worked on the design and development of major computer systems with a heavy emphasis on system controls and integration with enterprise financial

Expertise	Attributes and Skills

systems, his role as chief information officer at CNA where he was directly involved in the selection of database technology and computer control infrastructure and his service on the board of directors of a number of firms involved in information technology services, as well as additional positions. This experience provides additional insight regarding the strengths and potential risks related to the Company’s online programs and technology infrastructure.

Cybersecurity

Mr. Chookaszian’s experience as chief information officer and chief executive officer of CNA and as chief executive officer of an Internet based financial advice provider where he was deeply involved in the design and development on the Internet infrastructure and security systems of the application, coupled with additional insight gained from service on the board of directors of a number of information technology services companies, provides the Board with assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained in the Company’s systems.

Kenda B. Gonzales	Director since October 2016

Ms. Gonzales, age 65, served as Chief Financial Officer of Harrison Properties LLC, a Phoenix based industrial real estate management company, from June 2007 until August 2017. Ms. Gonzales served as Chief Financial Officer of Apollo Group, Inc. (now known as Apollo Education Group, Inc.) from October 1998 to November 2006, as Senior Executive Vice President and Chief Financial Officer of UDC Homes Inc. from July 1996 to August 1998, and as Senior Vice President and Chief Financial Officer of Continental Homes Holding Corp. from May 1985 to July 1996. Ms. Gonzales began her career as a certified public accountant with Peat, Marwick, Mitchell and Company. She serves as a member of the Advisory Board of the Scottsdale Branch of the First Western Trust Bank and formerly served as an independent member and Chair of the Audit Committee of the board of directors of Main Street Restaurant Group, Inc., a former public company restaurant operator, from 2003 to 2006 and as the Chair of the Audit Committee (from 2010 to 2013) and Community Expert member (from 2009 to 2015) of the Arizona Board of Regents. Ms. Gonzales received a Bachelor of Accountancy degree from the University of Oklahoma and is a certified public accountant.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Gonzales’ prior experience in the for-profit education industry provides knowledge and background important to fulfilling the role of a director of the Company.

Strategic Planning and Growth Initiatives

Ms. Gonzales is a senior financial executive with over 25 years of experience leading corporations through complex capital market transactions, mergers and acquisitions and reorganizations/turnarounds which provides additional insight and experience to the Board.

Investment Management and Other Financial Expertise	Ms. Gonzales’ service in multiple financial roles adds significant financial and accounting expertise to the Board.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 78, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a co-founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently the lead director of publicly-held Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets. He has also served on the board of directors of Capital One Financial Corporation from 1995 to 2017, Computer Network Technology Corporation from 1997 to 2005, Mobius Management System, Inc. from 2002 to 2007, Rosetta Stone from 2006 to 2020, Taleo Corporation from 2006 to 2012 and Waste Management, Inc. from 2006 to 2020. He attended Cornell University and received a Bachelor of Engineering Science degree from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills

Strategic Planning and Growth Initiatives

Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.

Investment Management and Other Financial Expertise

Mr. Gross’ background in financial reporting and financing of companies, both smaller Nasdaq companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.

Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.

Governance

Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, Nasdaq and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.

Digital Business and Information Technology

Mr. Gross has been involved with the information technology business for more than four decades. He has been involved with applying evolving digital models and advanced analytics during this period. For more than 30 years, he led the application of advanced IT and analytics for major corporations and government agencies for the firm he co-founded. In addition, for the past 15 years Mr. Gross has advised and served on the boards of a number of information technology and data analytics firms providing, among others, Internet commerce applications, software as a service, security software, advanced test-and-learn analytics and propriety marketing data and analytics.

Expertise	Attributes and Skills

Cybersecurity

Based on the foundation of his experience in information technology and his service on the boards of an information access security company and an email security firm, Mr. Gross has gained insight into the board oversight of cybersecurity from his service on the boards and risk committees of a major financial institution, a large national logistics and distribution firm and others. With this background, he provides the Board with insight and assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained with the Company’s databases.

William D. Hansen	Director since November 2017

Mr. Hansen, age 63, serves as President and Chief Executive Officer of Building Hope Holdings, Inc., a non-profit leader in charter school facilities, financing, and services. Previously, Mr. Hansen served as Chief Executive Officer and President of Strada Education Network, formerly called USA Funds, a national nonprofit dedicated to improving lives by strengthening the pathways between education and employment from July 2013 through March 2021. From July 2011 through July 2013, Mr. Hansen served as the Chief Executive Officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the President of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the Chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including Chief Executive Officer and Senior Managing Director. Mr. Hansen served as the Deputy Secretary at the U.S. Department of Education from May 2001 to July 2003. He has served as a director of Performant Financial, a public company providing technology-enabled recovery and analytics services, since December 2011. He also served as a director of the First Marblehead Corporation, a then public specialty finance company focused on the education financing marketplace, from 2003 until that company was acquired in 2016. Mr. Hansen received a Bachelor of Science degree in Economics from George Mason University.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Hansen served for 15 years in the federal government, most of which was at the Department of Education where he served in key leadership positions overseeing the financial, regulatory and policy operations of the Department. This experience brings helpful regulatory perspective to the Board.

Strategic Planning and Growth Initiatives

Serving as the principal executive officer of several education-related companies, Mr. Hansen was responsible for the success and growth of those companies. He has also served as a director on the boards of multiple education-related companies, both public and private, over the past 15 years. The Board benefits from the insight gained from these positions.

Expertise	Attributes and Skills

Investment Management and Other Financial Expertise

As chief executive officer of Strada Education Network, Mr. Hansen managed a company portfolio of $1.4 billion. This experience, as well as his experience serving on public company audit committees and as assistant secretary for management and budget and chief financial officer at the Department of Education, supplements the Board’s investment management expertise.

Governance

Mr. Hansen has obtained a variety of governance perspectives to share with the Board through his positions as president and chairman of Scantron Corporation where he was responsible to a public holding company for governance matters, chief executive officer of Strada Education Network where he was responsible for governance issues with the board of directors, chair of several governance and nominating committees, and president and chairman of several private companies where he was responsible for board and investor relations.

Andrew H. Hurst	Director since January 2022

Mr. Hurst, age 60, became President and Chief Executive Officer of the Company in January 2022 and also joined the Board at that time. Mr. Hurst joined the Company in April 2014 as President of Colorado Technical University, and also became the Company’s Senior Vice President—Colorado Technical University in October 2015. Mr. Hurst joined the Company from South University, where he served as Vice Chancellor for Online and Strategic Operations from March 2013 to March 2014. Prior to his Vice Chancellor position at South University, Mr. Hurst served from July 2012 to March 2013 as Vice President of Academic Operations for Education Management Corporation, supporting Argosy University, South University and the Art Institutes. Mr. Hurst first joined South University in 2004 as Vice President of Online, responsible for the initial development and growth of the university’s online programs. He later served in a similar role for Argosy University. Mr. Hurst began his higher education career in the early 1980s and held a variety of cross-functional leadership roles supporting distance education programs for traditional not-for-profit universities, such as Graceland University, Saint Joseph’s College, Upper Iowa University and Indiana Institute of Technology. Mr. Hurst received a Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Hurst’s career has been focused on higher education for nearly 40 years, including for-profit and online (including as the Company’s President and Chief Executive Officer since January 2022 and as President of Colorado Technical University from 2014 to 2022). Mr. Hurst’s prior experience brings valuable knowledge and understanding of the education industry to the Board

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 56, is a private investor. From January 2013 to December 2017 he was a managing partner of Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P. (“Blum Capital”), which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science degree from the University of Utah and his Master of Business Administration from the University of Chicago.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum Capital’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.

Strategic Planning and Growth Initiatives

Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.

Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Todd S. Nelson	Director since August 2015

Mr. Nelson, age 64, served as President and Chief Executive Officer of the Company from August 2015 until January 2022 when he assumed the role of Executive Chairman of the Board. Prior to joining the Company, Mr. Nelson served as a director of Education Management Corporation from February 2007 through November 2013, including serving as Chairman of the Board of Directors from August 2012 until November 2013. He was also Education Management Corporation’s Chief Executive Officer from February 2007 to August 2012, and its President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant from January 2006 through January 2007 after departing Education Management Corporation and from January 2006 through January 2007. Mr. Nelson worked for Apollo Group, Inc. (now known as Apollo Education Group, Inc.) from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc., including serving as President from February 1998 until January 2006, Chief Executive Officer from August 2001 until January 2006, and Chairman of the Board from June 2004 until January 2006. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984. Mr. Nelson received a Bachelor of Science degree in marketing from Brigham Young University and his Master of Business Administration from the University of Nevada.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Nelson’s career has focused on the for-profit education industry for nearly 30 years, including as the Company’s President and Chief Executive Officer from 2015 until 2022, which brings the Board his valuable and comprehensive understanding of the Company and the industry in which it operates.

Strategic Planning and Growth Initiatives

Mr. Nelson has experienced and led strategic growth initiatives during his prior industry positions, which provides insight and perspective as the Company implements its transformation strategy and seeks a return to sustainable growth.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 64, served as Vice President and General Counsel of WGL Holdings, Inc. (“WGL”) and Washington Gas Light Company, a wholly-owned subsidiary of WGL, from January 2012 until November 2018, having joined WGL as Counsel to the Chairman in November 2011. WGL, a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Prior to joining WGL, Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until 2011 and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the presidential transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education. Ms. Thornton was also in charge of Continuity of Operations of Government for the Department of Education. Ms. Thornton is currently a board member of publicly-held Southwest Gas Holdings, Inc., a multi-state provider of natural gas service and a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Ms. Thornton holds a Bachelor of Arts degree from the University of Pennsylvania and a law degree from Georgetown University Law Center. In 2016, Ms. Thornton received her LLM in National Security Law at Georgetown University Law Center.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.

Governance

Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continued to develop such expertise in her capacity as general counsel of WGL. In addition, Ms. Thornton is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors.

Cybersecurity

In her position at WGL, Ms. Thornton gained experience regarding cyber threats and other cybersecurity matters, including data breaches, which provides the Board with a valuable resource on these topics. Ms. Thornton co-authored a treatise chapter on privacy and security in the 2013 Thomson Reuters/WestLaw series entitled Successful Partnering Between Inside and Outside Counsel, is a requested speaker on these issues and has been quoted in news outlets on the topic. She also completed her Master of Laws degree in National Security Law (with a cybersecurity focus) at Georgetown Law School in 2016. Further, she has participated in several NACD panels as a subject matter expert in cybersecurity.

Alan D. Wheat	Director since March 2021

Mr. Wheat, age 71, is a former Congressman and currently serves as chair of Wheat Shroyer Government Relations, where he manages a bi-partisan team of public policy professionals. In 1982, he was elected to the United States House of Representatives, where he became part of the House leadership as the youngest member in Congressional history to be appointed to the Rules Committee. While in Congress from January 1983 to January 1994, he was one of the nation’s first African-Americans to represent a district with a white majority. Congressman Wheat left the House in 1994 to run for a seat in the United States Senate. He was the first minority candidate selected as a major party nominee for statewide office in Missouri. After his unsuccessful Senate race, in March 1995 Mr. Wheat became Vice President of Public Policy and Government Relations with CARE, an international relief and development organization. After CARE, he served as deputy campaign manager for the 1996 Clinton-Gore campaign and later formed Wheat Government Relations which he headed from 1998 until 2013 and later joined the law firm Polsinelli LLC in September 2013 where he served as chair of their Public Policy Practice until November 2021. Mr. Wheat holds a Bachelor of Arts degree from Grinnell College.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Given the Company’s highly regulated industry, Mr. Wheat’s government relations experience and skill in building coalitions brings valuable experience and insight to the Board. Further, his various positions have allowed him to develop an extensive and bipartisan network of contacts in Washington, DC.

PROPOSAL 2: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company would hold a non-binding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote (see Proposal 3) or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our 2022 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long- term incentive programs so that upside and downside compensation potential exist based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3: Advisory Vote to Recommend Frequency of Advisory Vote to Approve Executive Compensation

The Dodd-Frank Act also enables the Company’s stockholders to recommend how frequently the Company should hold an advisory Say-on-Pay vote on the compensation of our named executive officers. We are required to hold an advisory vote regarding the frequency of Say-on-Pay votes every six years. By voting on this Proposal 3, stockholders may indicate how frequently they would prefer an advisory Say-on-Pay vote on named executive officer compensation: once every one, two, or three years. Stockholders also have the option to abstain from voting on this matter. Starting with our annual meeting in 2011, we have held annual Say-on-Pay votes.

The Board of Directors has determined that an advisory vote to approve executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore the Board recommends that you vote for an annual interval for the advisory vote to approve executive compensation.

The Company is providing this vote as required pursuant to Schedule 14A of the Exchange Act. The Board will take the results of the vote into account when deciding when to call for the next advisory vote to approve executive compensation. However, because this vote is advisory and not binding on the Board of Directors in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by the Company’s stockholders.

The Board of Directors recommends a vote FOR ONE YEAR, on an advisory basis, as the frequency of holding future advisory votes to approve executive compensation paid by the Company to its named executive officers.

PROPOSAL 4: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2023. The Company is asking you to ratify that appointment. The Audit Committee, as required by law, is directly responsible for appointing the Company’s independent registered public accounting firm. Its appointment of Grant Thornton LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2024. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proxies will be voted for the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Grant Thornton LLP representatives are currently expected to be present at the Annual Meeting and may make a statement if Grant Thornton LLP would like to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratifying the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023.

PROPOSAL 5: Approval of Amendment to Our Restated Certificate of Incorporation to Limit the Liability of Certain Officers of the Company

Article XII.B of our Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporate Law (“DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain actions. The Board has unanimously approved and declared advisable the amendment to our Restated Certificate of Incorporation to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care in certain actions and recommends that stockholders approve such amendment. Upon approval of this proposal, the Company will file a Certificate of Amendment of our Restated Certificate of Incorporation (the “Certificate of Amendment”) in the form attached hereto as Appendix A.

Purpose and Possible Effects of the Proposed Amendment

The Board desires to amend our Restated Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the DGCL and believes that amending our Restated Certificate of Incorporation to add the authorized liability protection for certain officers, consistent with the protection in our Restated Certificate of Incorporation currently afforded our directors, is necessary in order to continue to attract and retain experienced and qualified officers. Prior to the amendment to Section 102(b)(7), Delaware law has permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The amendment to Section 102(b)(7) was adopted to address inconsistent treatment between officers and directors and rising litigation and insurance costs for stockholders. This protection has long been afforded to directors, and accordingly, the Board of Directors believes that this proposal which would extend exculpation to officers, as specifically permitted by the amendment to Section 102(b)(7), is fair and in the best interests of the Company and its stockholders.

The proposed Certificate of Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under our Restated Certificate of Incorporation, the Certificate of Amendment would not limit the liability of officers for: any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit.

The Board of Directors recommends a vote FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation to limit the liability of certain officers of the Company.

OTHER INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of March 27, 2023, as a group.

	Common Stock Beneficially Owned as of March 27, 2023
Name	Shares of Common Stock Owned		Subject to RSUs Vesting Within 60 Days(1)	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Directors (3)
Dennis H. Chookaszian	54,883	(4)	14,619	73,075	142,577	*
Kenda B. Gonzales	15,883		—	34,590	50,473	*
Patrick W. Gross	35,283		14,619	73,075	122,977	*
William D. Hansen	15,883		—	19,179	35,062	*
Gregory L. Jackson	20,892		14,619	73,075	108,586	*
Thomas B. Lally	35,883	(5)	14,619	25,282	75,784	*
Leslie T. Thornton	16,815		14,619	73,075	104,509	*
Alan D. Wheat	10,279		—	—	10,279	*

Named Executive Officers
Todd S. Nelson	384,400		—	164,601	549,001	*
Andrew H. Hurst	137,361		—	158,862	296,223	*
Ashish R. Ghia	79,526		—	12,472	91,998	*
John R. Kline	73,177		—	24,148	97,325	*
Elise L. Baskel	10,661		—	—	10,661	*
Greg E. Jansen	23,129		—	—	23,129	*
All directors and executive officers as a group (16 persons)	1,003,621		73,095	767,738	1,844,454	2.73%

*	Denotes beneficial ownership of less than one percent.

(1)

Amounts in this column for directors (other than Messrs. Nelson and Hurst) are vested deferred stock units, with each vested deferred stock unit representing the right to receive one share of common stock upon termination of service to the Company.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of March 27, 2023, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Messrs. Nelson and Hurst, whose beneficial ownership is provided under “Named Executive Officers” in the table above.

(4)	Includes 7,000 shares held by Mr. Chookaszian’s spouse.

(5)	Includes 20,000 shares held by Mr. Lally jointly with his spouse.

Security Ownership of Principal Stockholders

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock on March 27, 2023. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of March 27, 2023.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
BlackRock, Inc. (1)	11,080,151	16.5%
55 East 52nd Street, New York, NY 10055
The Vanguard Group (2)	5,792,684	8.62%
100 Vanguard Blvd., Malvern, PA 19355
Dimensional Fund Advisors LP (3)	4,590,973	6.80%
6300 Bee Cave Road, Building One, Austin, TX 78746
Renaissance Technologies LLC (4)	4,367,987	6.50%
800 Third Avenue, New York, NY 10022

(1)

As reported on a Schedule 13G/A filed with the SEC on January 23, 2023, by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power with respect to 10,945,008 of these shares and sole dispositive power with respect to all of these shares.

(2)

As reported on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, which reported shared voting power with respect to 149,943 shares, sole dispositive power with respect to 5,587,734 shares and shared dispositive power with respect to 204,950 shares.

(3)

As reported on a Schedule 13G/A filed with the SEC on February 10, 2023, by Dimensional Fund Advisors LP, which reported sole voting power with respect to 4,496,679 shares and sole dispositive power with respect to all of these shares.

(4)

As reported on a Schedule 13G/A filed with the SEC on February 13, 2023, by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, which reported sole voting power with respect to 4,163,987 shares and sole dispositive power with respect to all of these shares.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision (as defined below), then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2024 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to

April 11, 2024. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) and Article II, Section 2.4 of the Company’s By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2024 Annual Meeting of Stockholders, including proposals to nominate a candidate for election as a director, must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to May 25, 2024.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

In addition to satisfying the requirements of the Company’s By-Laws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide notice to the Company in accordance with Rule 14a-19 under the Exchange Act not less than 60 days prior to May 25, 2024.

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2022, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Perdoceo Education Corporation, 1750 East Golf Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information in electronic form free of charge by accessing the Company’s website at www.perdoceoed.com under the caption “Investor Relations.”

Cost of Solicitation

Perdoceo will pay the cost of this proxy solicitation. We have retained Georgeson LLC, a professional proxy solicitation firm, at an estimated cost of $19,500 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions, and individuals. Georgeson LLC may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees, and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

Appendix A

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

PERDOCEO EDUCATION CORPORATION

Perdoceo Education Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Corporation was formed as a Delaware corporation named Career Education Corporation pursuant to the Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January 5, 1994.

2. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 25, 2006 and amendments were filed on May 21, 2012 and December 17, 2019 (with such filing on December 17, 2019 being effective at 12:01 am on January 1, 2020) (as amended, the “Original Restated Certificate of Incorporation”).

3. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware which became effective on January 1, 2020 at 12:02 a.m. (the “Restated Certificate of Incorporation”), and which only restated and integrated and did not further amend the provisions of the Original Restated Certificate of Incorporation.

4. Article XII.B of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

B. Limitation of Director and Officer Liability.

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article XII.B shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII.B, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

5. The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

6. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this ____ day of _________, 2023.

By:
Name:	Greg E. Jansen
Title:	Senior Vice President, General Counsel and Corporate Secretary

PERDOCEO EDUCATION CORPORATION ATTN: JEFF WIGFIELD 1750 E. GOLF ROAD SCHAUMBURG, IL 60173
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain

1a. Dennis H. Chookaszian	☐	☐	☐

1b. Kenda B. Gonzales	☐	☐	☐

1c. Patrick W. Gross	☐	☐	☐

1d. William D. Hansen	☐	☐	☐

1e. Andrew H. Hurst	☐	☐	☐

1f. Gregory L. Jackson	☐	☐	☐

1g. Todd S. Nelson	☐	☐	☐

1h. Leslie T. Thornton	☐	☐	☐

1i. Alan D. Wheat	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2. Advisory Vote to approve executive compensation paid by the Company to its Named Executive Officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 year	2 years	3 years	Abstain

3. Advisory Vote to recommend the frequency of holding future advisory votes to approve executive compensation paid by the Company to its Named Execution Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.		For	Against	Abstain

4. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.		☐	☐	☐

5. Approval of an amendment to the Company’s Restated Certificate of Incorporation to limit liability of certain officers of the company.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

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PERDOCEO EDUCATION CORPORATION

Annual Meeting of Stockholders

May 25, 2023 9:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Greg E. Jansen and Jeff Wigfield and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Perdoceo Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 25, 2023 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on May 25, 2023, beginning at 9:00 AM, CDT, at the campus support center at Perdoceo Education Corporation, 1750 E. Golf Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2023 Annual Meeting and vote in person, you may call our Investor Relations support team at Alpha IR Group at (312) 445-2870. The undersigned hereby revokes ALL previous proxies given to vote at the 2023 Annual Meeting or at any adjournment or postponement thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in proposal 1, FOR proposal 2, 1 YEAR for proposal 3, FOR proposal 4, and FOR proposal 5. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a - 4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2, 3, 4, and 5 are being proposed by Perdoceo Education Corporation.

Continued and to be signed on reverse side